     As filed with the Securities and Exchange Commission on July 27, 1999
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          DORAL FINANCIAL CORPORATION
           (Exact name of co-registrant as specified in its charter)
                             ---------------------


COMMONWEALTH OF PUERTO RICO                             66-0312162
      (State or other                                (I.R.S. Employer
       jurisdiction of                            Identification Number)
     incorporation or
        organization)

                       1159 FRANKLIN D. ROOSEVELT AVENUE
                          SAN JUAN, PUERTO RICO 00920
                                 (787) 749-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal and executive offices)

                             ---------------------
                             DORAL PROPERTIES, INC.
           (Exact name of co-registrant as specified in its charter)

COMMONWEALTH OF PUERTO RICO                     66-0572283
      (State or other                        (I.R.S. Employer
      jurisdiction of                     Identification Number)
     incorporation or
       organization)

                       1159 FRANKLIN D. ROOSEVELT AVENUE
                          SAN JUAN, PUERTO RICO 00920
                                 (787) 749-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal and executive offices)
                             ---------------------
                     SALOMON LEVIS, CHIEF EXECUTIVE OFFICER
                          DORAL FINANCIAL CORPORATION
                       1159 FRANKLIN D. ROOSEVELT AVENUE
                          SAN JUAN, PUERTO RICO 00920
                                 (787) 749-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

           IGNACIO ALVAREZ, ESQ.                       JULIO L. AGUIRRE, ESQ.                        JULIO PIETRANTONI, ESQ.
          EDUARDO J. ARIAS, ESQ.                  FIDDLER GONZALEZ & RODRIGUEZ, LLP                     O'NEILL & BORGES
     PIETRANTONI MENDEZ & ALVAREZ LLP                       EIGHTH FLOOR                     AMERICAN INTERNATIONAL PLAZA, 8TH FLOOR
     SUITE 1901, BANCO POPULAR CENTER                  254 MUNOZ RIVERA AVENUE                      250 MUNOZ RIVERA AVENUE
          209 MUNOZ RIVERA AVENUE                    SAN JUAN, PUERTO RICO 00918                   SAN JUAN, PUERTO RICO 00918
        SAN JUAN, PUERTO RICO 00918                        (787) 759-3181                                (787) 282-5752
              (787) 274-1212


                             ---------------------
   APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           ---------------------
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------------
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED             PROPOSED
                                                                             MAXIMUM              MAXIMUM
                                                      AMOUNT BEING       OFFERING PRICE          AGGREGATE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED           PER UNIT          OFFERING PRICE
---------------------------------------------------------------------------------------------------------------
Undivided interests in loan to Doral Properties,
 Inc. made pursuant to Loan and Guaranty Agreement
 among Puerto Rico Industrial, Tourist,
 Educational, Medical and Environmental Control
 Facilities Financing Authority ("AFICA") and
 Co-registrants relating to certain AFICA
 industrial revenue bonds...................           $44,425,000           100%(1)          $44,425,000(1)
Undivided interests in guaranty of Doral Financial
 Corporation pursuant to above-mentioned Loan and
 Guaranty Agreement.........................               (2)                 (2)                  (2)
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------  -------------------
--------------------------------------------------  -------------------

                                                         AMOUNT OF
                                                       REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          FEE
--------------------------------------------------  -------------------
Undivided interests in loan to Doral Properties,
 Inc. made pursuant to Loan and Guaranty Agreement
 among Puerto Rico Industrial, Tourist,
 Educational, Medical and Environmental Control
 Facilities Financing Authority ("AFICA") and
 Co-registrants relating to certain AFICA
 industrial revenue bonds...................            $12,350.15
Undivided interests in guaranty of Doral Financial
 Corporation pursuant to above-mentioned Loan and
 Guaranty Agreement.........................                (2)
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee.
(2) No additional consideration will be received for the guaranty.

   THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS OFFICIAL STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS OFFICIAL STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

       PRELIMINARY OFFICIAL STATEMENT AND PROSPECTUS DATED JULY 27, 1999
                      SUBJECT TO COMPLETION AND AMENDMENT

                                  $44,425,000*
             PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL
        AND ENVIRONMENTAL CONTROL FACILITIES FINANCING AUTHORITY (AFICA)
                    INDUSTRIAL REVENUE BONDS, 1999 SERIES A
                  (DORAL FINANCIAL CORPORATION CENTER PROJECT)

     The bonds have the following characteristics:

        - AFICA will issue the bonds and lend the proceeds to Doral Properties, Inc., a wholly-owned subsidiary of

              [DORAL LOGO]              DORAL FINANCIAL CORPORATION

        - The bonds do not constitute a debt of the Government of Puerto Rico. AFICA is required to pay the bonds solely out of loan repayments by Doral Properties or Doral Financial.

        - Doral Financial is unconditionally guaranteeing the loan repayments by Doral Properties, which include all payments on the bonds.

        - Interest on the bonds will accrue from their date of issuance and will be payable monthly on the first day of each month, commencing on
                      , 1999.

        - The bonds are subject to mandatory and optional redemption as described in this official statement and prospectus.

        - The bonds are not secured by a mortgage on the project.

     Under most circumstances, interest on the bonds will be exempt from Puerto Rico and United States taxes to residents of Puerto Rico. See "Taxation" beginning on page 31 of this official statement and prospectus.

     Neither Doral Properties nor AFICA intend to apply for listing of the bonds on a securities exchange. There will likely be no secondary public market for the bonds.

     INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS OFFICIAL STATEMENT AND PROSPECTUS.

                                                                               Proceeds,
                                         Public Offering    Underwriting   before expenses,
                                              Price           Discount    to Doral Properties
                                         ---------------    ------------  -------------------
Per bond.............................          *                 %                 %
Total................................      $                     $                 $

---------------

* The offering prices of the bonds together with their maturities and interest rates are shown on the inside cover page hereof.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFICIAL STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

POPULAR SECURITIES                       PAINEWEBBER INCORPORATED OF PUERTO RICO
DORAL SECURITIES                                            SANTANDER SECURITIES

               , 1999
---------------

*Preliminary, subject to change.

                                  $44,425,000*
             PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL
            AND ENVIRONMENTAL CONTROL FACILITIES FINANCING AUTHORITY
                    INDUSTRIAL REVENUE BONDS, 1999 SERIES A
                  (DORAL FINANCIAL CORPORATION CENTER PROJECT)

                            $          SERIAL BONDS

PRINCIPAL   INTEREST     MATURITY
 AMOUNT       RATE         DATE         PRICE
---------   --------   -------------    -----
$


       $                 % Term Bonds due              -- Price --      %
       $                 % Term Bonds due              -- Price --      %

---------------

* Preliminary, subject to change.

                             ---------------------

     Prospective investors may rely only on the information incorporated by reference or contained in this official statement and prospectus. None of Doral Properties, Doral Financial, AFICA or any underwriter has authorized anyone to provide prospective investors with information different from that incorporated by reference or contained in this official statement and prospectus. This official statement and prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this official statement and prospectus is correct only as of the date of this official statement and prospectus, regardless of the time of the delivery of this official statement and prospectus or any sale of these securities.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................    1
  Doral Properties and Doral
     Financial........................    1
  The Offering........................    1
  Tax Consequences....................    2
  Summary Financial and Operating
     Data.............................    3
  Consolidated Ratio of Earnings to
     Fixed Charges....................    4
RISK FACTORS..........................    5
  Holding company structure may result
     in advantage to creditors of
     Doral Financial's subsidiaries
     over bondholders and other
     creditors of Doral Financial.....    5
  Absence of secondary market for the
     bonds............................    5
  Doral Financial is not restricted
     from incurring additional
     borrowings or taking other
     actions that could impair its
     ability to pay the bonds.........    5
  Redemption may adversely affect your
     return on the bonds..............    5
  Doral Financial's credit ratings may
     not reflect all risks of an
     investment in the bonds..........    5
  Fluctuations in interest rates may
     hurt Doral Financial's
     business.........................    5
  Doral Financial may suffer losses
     from mortgage loans it sells but
     retains the credit risk..........    6
  Increase in Doral Financial's
     originations of commercial loans
     has increased its credit risks...    6
  Doral Financial is exposed to
     greater risk because its business
     is concentrated in Puerto Rico...    7
  Doral Financial's business would be
     disrupted if its computer systems
     cannot work properly with year
     2000 data........................    7
FORWARD-LOOKING STATEMENTS............    7
RECENT DEVELOPMENTS...................    7
DORAL PROPERTIES......................    7
DORAL FINANCIAL.......................    8
USE OF PROCEEDS.......................    9
CAPITALIZATION........................   10
SELECTED FINANCIAL DATA...............   11
DESCRIPTION OF THE BONDS..............   14
  General.............................   14
  Book-Entry Only System..............   14
  Mandatory Redemption................   17
  Optional Redemption.................   17
  Extraordinary Optional Redemption...   18
  Notice and Effect of Redemption;
     Partial Redemption...............   18
  Sources of Payment and Security for
     the Bonds........................   19

                                        PAGE
                                        ----
SUMMARY OF THE LOAN AND GUARANTY
  AGREEMENT...........................   19
  Assignment by AFICA.................   20
  Maintenance and Operation of the
     Center...........................   20
  Covenant as to Existence,
     Consolidation, Merger or Sale....   20
  Sale, Transfer or Encumbrance of the
     Center...........................   20
  Assignment of Loan and Guaranty
     Agreement by Doral Properties....   21
  Covenant as to Maintenance of Source
     of Income........................   21
  Limitations on Liens and Disposition
     of Stock of Principal Mortgage
     Banking Subsidiaries.............   21
  Indemnity...........................   23
  Events of Default and Remedies......   23
SUMMARY OF THE TRUST AGREEMENT........   25
  Construction Fund...................   25
  Bond Fund...........................   25
  Investment of Funds.................   25
  Events of Default...................   26
  Acceleration of Maturities..........   26
  Enforcement of Remedies.............   27
  Holders of Majority in Principal
     Amount of Bonds May Control
     Proceedings......................   27
  Restrictions Upon Action by
     Individual Bondholder............   27
  Supplemental Trust Agreements.......   28
  Amendments and Supplements to the
     Loan and Guaranty Agreement......   28
  Defeasance..........................   29
  The Trustee.........................   29
AFICA.................................   30
  General.............................   30
  Governing Board.....................   30
  Outstanding Revenue Bonds and Notes
     of AFICA.........................   31
GOVERNMENT DEVELOPMENT BANK FOR PUERTO
  RICO................................   31
TAXATION..............................   31
RATING................................   33
LEGAL INVESTMENT......................   33
PLAN OF DISTRIBUTION..................   33
CONTINUING DISCLOSURE COVENANT........   34
WHERE YOU CAN FIND MORE INFORMATION...   36
LEGAL MATTERS.........................   37
EXPERTS...............................   37
Appendix A:  Proposed Form of Opinion
  of Bond Counsel.....................  A-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this official statement and prospectus. You should read the entire official statement and prospectus, including the information incorporated by reference into this official statement and prospectus, and the "Risk Factors" section beginning on page 5.

                      DORAL PROPERTIES AND DORAL FINANCIAL

     Doral Properties is a wholly-owned subsidiary of Doral Financial. Doral Properties was organized to own, develop and operate the Doral Financial Corporation Center, which will be the new headquarters of Doral Financial.

     Doral Financial is the leading mortgage banking institution in Puerto Rico based on the volume of origination of first mortgage loans secured by single family residences and the size of its mortgage servicing portfolio. Doral Financial's loan production amounted to $2.3 billion and $702.3 million for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively. Doral Financial had a mortgage servicing portfolio of $6.6 billion as of March 31, 1999.

     Doral Financial is also engaged in the commercial banking and securities business. As of March 31, 1999, Doral Financial had total banking assets of $1.0 billion and deposits of $649.4 million.

     Doral Financial is a bank holding company subject to regulation and supervision by the Federal Reserve Board. Unlike many bank holding companies, Doral Financial has significant operations at the holding company level. As of March 31, 1999, Doral Financial had assets of $1.6 billion at the holding company level.

     Doral Financial's principal executive offices are located at 1159 Franklin
D. Roosevelt Avenue, San Juan, Puerto Rico, and its telephone number is (787) 749-7100.

                                  THE OFFERING

Issuer.....................  AFICA, a Puerto Rico government instrumentality.

Bonds are limited
obligations of AFICA.......  AFICA is required to pay the bonds solely out of payments of principal and interest made by Doral Properties or Doral Financial to AFICA under a loan and guaranty agreement. AFICA acts as a pass-through entity so that under most circumstances, interest on the bonds will be tax free to Puerto Rico residents. The bonds do not constitute an indebtedness of the Government of Puerto Rico or of any of its political subdivisions.

Use of proceeds............  AFICA will lend the bond proceeds to Doral
                             Properties, a wholly-owned subsidiary of Doral Financial. Doral Properties will use the loan proceeds to finance in part the construction and equipping of its new headquarters building and related facilities, to be known as the Doral Financial Corporation Center (the "Center").

Guarantor..................  Doral Financial is unconditionally guaranteeing the payments by Doral Properties under the loan and guaranty agreement.

Interest on the bonds......  Interest on the bonds will be paid to you monthly on the first day of each month, commencing on
                                                 , 1999. Additionally, interest
                             will be paid to you at maturity or redemption. Interest will be computed using a 360-day year of twelve 30-day months. Interest will accrue from the date of issuance of the bonds.

Book-entry system..........  The bonds will be registered in the name of The
                             Depository Trust Company's (DTC) nominee under DTC's book-entry only system. This means that you will not receive a certificate for any bonds you purchase.

Mandatory redemption of
bonds......................  A portion of the term bonds will be periodically redeemed as part of the amortization requirements of the bonds. For a schedule of term bond amortizations, see "The Bonds -- Mandatory Redemption." All of the bonds will be redeemed if
                             (1) Doral Properties fails to comply with certain tax covenants and as a result the interest on the bonds becomes subject to federal taxation for Puerto Rico residents or (2) if the Center is not operated in accordance with AFICA's enabling law. In addition, a portion of the bonds will be redeemed from unused bond proceeds, if any.

Optional redemption of
bonds......................  Doral Properties has the right to redeem all or a portion of the bonds on and after
                                                 , 2004, at the following
                             prices, expressed as a percentage of the outstanding principal of the bonds, plus interest to the redemption date:

                                          REDEMPTION PERIOD                                     PRICE
                                          -----------------                                     -----
                                                 , 2004 to       , 2005.......................   102%
                                                 , 2005 to       , 2006.......................   101%
                                                 , 2006 and thereafter........................   100%

                             Also, Doral Properties has the right to redeem some or all of the bonds, without premium, if the Center is damaged or expropriated by the government or if, as a result of changes in law, Doral Properties' operation of the Center or its obligations under the loan and guaranty agreement are adversely impacted.

Trustee....................  The bonds will be issued pursuant to a trust agreement between AFICA and Citibank, N.A., as trustee.

Ratings....................  Doral Financial has applied for ratings on the bonds from Standard & Poor's, Duff & Phelps and Moody's.

                                TAX CONSEQUENCES

     Provided Doral Properties complies with the source of income covenants in the loan and guaranty agreement, it is the opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, that the bonds and the interest on the bonds are exempt from or not subject to:

     (1) Puerto Rico income taxes and municipal property and license taxes,

     (2) under certain circumstances, Puerto Rico gift and estate taxes, and

     (3) United States income tax when received by:

          (a) individuals who are bona fide residents of Puerto Rico during the entire taxable year in which such interest is received, or

          (b) foreign corporations, including Puerto Rico corporations, and the interest is not effectively connected with the conduct of a trade or business in the United States by the corporation, the corporation is not a foreign personal holding company, a controlled foreign corporation or a passive foreign investment company under the U.S. internal revenue code, and the corporation is not treated as a domestic corporation for the purposes of the U.S. internal revenue code.

                      SUMMARY FINANCIAL AND OPERATING DATA

     You should read the summary financial information presented below together with Doral Financial's consolidated financial statements and notes which are incorporated by reference into this official statement and prospectus and with the historical financial information of Doral Financial included under "Selected Financial Data" beginning on page 11 of this official statement and prospectus.

     Net income for 1994 includes the cumulative effect of a change in the method of accounting for unrealized gains and losses on trading securities. When Doral Financial adopted this new accounting pronouncement in 1994, it classified approximately $132 million of mortgage-backed securities as trading securities and recognized a net unrealized gain of $1.2 million.

     Net income for the year ended December 31, 1997 reflects a non-cash extraordinary charge to earnings of $12.3 million. The charge resulted from the issuance by Doral Financial to Popular, Inc., a bank holding company headquartered in San Juan, Puerto Rico, of shares of convertible preferred stock in exchange for the cancellation of $8.5 million of Doral Financial's subordinated convertible debentures owned by Popular, Inc. The charge was equal to the excess of the fair value of the preferred stock on the date of the exchange over the net carrying amount of the debentures on Doral Financial's financial statements. For the year ended December 31, 1997, the return on average assets ratio computed on income before this extraordinary item would have been 2.19% and the return on average common equity ratio would have been 19.29%.

     The return on average assets ratio is computed by dividing net income by average total assets for the period. The return on average common equity ratio is computed by dividing net income by average common stockholders' equity for the period. Both ratios have been computed using month end averages. These ratios for the three month periods ended March 31, 1999 and 1998 have been presented on an annualized basis.

                                THREE MONTHS
                               ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1999         1998         1998         1997         1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net income..............   $   15,671   $   11,097   $   52,832   $   20,231   $   27,041   $   19,560   $   17,430
Cash dividends paid.....   $    3,133   $    2,191   $    9,975   $    7,199   $    6,008   $    4,374   $    3,943
BALANCE SHEET DATA:
Total assets............   $3,138,122   $2,254,379   $2,918,113   $1,857,789   $1,106,083   $  917,922   $  768,019
Stockholders' equity....   $  347,690   $  236,395   $  269,559   $  186,955   $  150,531   $  129,017   $   90,496
OPERATING DATA:
Mortgage loans
  originated and
  purchased.............   $  702,000   $  387,000   $2,313,000   $1,037,000   $  817,000   $  636,000   $  824,000
Loan servicing
  portfolio.............   $6,566,000   $4,810,000   $6,186,000   $4,655,000   $3,068,000   $2,668,000   $2,644,000
SELECTED RATIOS:
Return on average
  assets................         2.13%        2.16%        2.17%        1.37%        2.68%        2.32%        2.78%
Return on average common
  equity................        21.64%       20.97%       21.65%       11.99%       19.35%       17.82%       20.82%

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is a measure of Doral Financial's ability to generate sufficient earnings to pay the fixed charges or expenses of its debt. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. These computations involve Doral Financial and its subsidiaries. For purposes of computing the ratio, earnings consist of pretax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and Doral Financial's estimate of the interest component of rental expense. The ratio is presented both including and excluding interest on deposits.

                                                  THREE MONTHS           YEAR ENDED DECEMBER 31,
                                                     ENDED        -------------------------------------
                                                 MARCH 31, 1999   1998    1997    1996    1995    1994
                                                 --------------   -----   -----   -----   -----   -----
Ratio of Earnings to Fixed Charges
  Including Interest on Deposits...............       1.55x       1.51x   1.61x   1.66x   1.50x   1.78x
  Excluding Interest on Deposits...............       1.69        1.61x   1.72x   1.75x   1.54x   1.82x

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this official statement and prospectus, including the information incorporated by reference in this official statement and prospectus, before deciding to invest in the bonds.

HOLDING COMPANY STRUCTURE MAY RESULT IN ADVANTAGE TO CREDITORS OF DORAL FINANCIAL'S SUBSIDIARIES OVER BONDHOLDERS AND OTHER CREDITORS OF DORAL FINANCIAL

     Although Doral Financial has operations and assets at the parent company level, a significant portion of its assets is in its subsidiaries. The claims of creditors and preferred stockholders of Doral Financial's subsidiaries will have a priority over Doral Financial's equity rights in such subsidiaries and the rights of Doral Financial's creditors. This means that if any of Doral Financial's subsidiaries were liquidated, the creditors of the subsidiary would have the right to get paid before any of the creditors of Doral Financial, including bondholders.

ABSENCE OF SECONDARY MARKET FOR THE BONDS

     There is currently no secondary market for the bonds, and there can be no assurance that a secondary market will be developed, or if it does develop, that it will provide bondholders with liquidity for their investment or that it will continue for the life of the bonds.

DORAL FINANCIAL IS NOT RESTRICTED FROM INCURRING ADDITIONAL BORROWINGS OR TAKING OTHER ACTIONS THAT COULD IMPAIR ITS ABILITY TO PAY THE BONDS

     The loan and guaranty agreement between AFICA, Doral Properties and Doral Financial does not restrict Doral Financial from borrowing additional money, making capital expenditures, making acquisitions, transferring or creating liens over its assets, paying dividends or engaging in transactions with affiliates, among others. Doral Financial could take any of these actions in a way that could affect its ability to repay the bonds or result in a downgrade of the rating of the bonds.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE BONDS

     Doral Financial may choose to, in the case of optional redemption, or must, in the case of mandatory redemption, redeem some or all of the bonds at times when prevailing interest rates may be relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the bonds.

DORAL FINANCIAL'S CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE BONDS

     Doral Financial's credit ratings are an assessment of its ability to pay its obligations. Consequently, real or anticipated changes in Doral Financial's credit ratings will generally affect the market value of your bonds. Doral Financial's credit ratings, however, may not reflect the potential impact of all risks related to market or other factors discussed above on the value of your bonds.

FLUCTUATIONS IN INTEREST RATES MAY HURT DORAL FINANCIAL'S BUSINESS

     Interest rate fluctuations is the primary market risk affecting Doral Financial. Changes in interest rates affect the following areas of its business:

     - the number of mortgage loans originated and purchased;

     - the interest income earned on loans and securities;

     - gain on sale of loans;

     - the value of securities holdings; and

     - the value of its servicing asset.

     Increases in Interest Rates Reduce Demand for Mortgage Loans. Higher interest rates increase the cost of mortgage loans to consumers and reduce demand for mortgage loans, which hurts Doral Financial's profits. Reduced demand for mortgage loans results in reduced loan originations by Doral Financial and lower mortgage origination income. Demand for refinance loans is particularly sensitive to increases in interest rates. Doral Financial has for many years relied on refinance loans for a significant portion of its mortgage loan production. For the three months ended March 31, 1999, refinance loans represented approximately 64% of Doral Financial's total dollar volume of loans originated (excluding loans purchased from third parties).

     Increases in Interest Rates Reduce Net Interest Income. Increases in short-term interest rates reduce net interest income, which is an important part of Doral Financial's earnings. Net interest income is the difference between the interest received by Doral Financial on its assets and the interest paid on its borrowings. Most of Doral Financial's assets, like its mortgage loans and mortgage-backed securities, are long-term assets with fixed interest rates. In contrast, most of Doral Financial's borrowings are short-term. When interest rates rise, Doral Financial must pay more in interest while interest earned on its assets does not rise as quickly. This causes profits to decrease.

     Increases in Interest Rates May Reduce or Eliminate Gain on Sale of Mortgage Loans. If long-term interest rates increase between the time Doral Financial commits to or establishes an interest rate on a mortgage loan and the time it sells the loan, Doral Financial may realize a reduced gain or a loss on such sale.

     Increases in Interest Rates May Reduce the Value of Mortgage Loans and Securities' Holdings. Increases in interest rates may reduce the value of Doral Financial's financial assets and have an adverse impact on its earnings and financial condition. Doral Financial owns a substantial portfolio of mortgage loans, mortgage-backed securities and other debt securities with fixed interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise.

     Decreases in Interest Rates May Adversely Affect Value of Servicing
Asset. Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of Doral Financial's servicing asset. The servicing asset is the estimated present value of the fees Doral Financial expects to receive on the mortgages it services over their expected term. Doral Financial assigns this value based on what other persons have paid for similar servicing rights in recent transactions. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by Doral Financial decreases. Doral Financial may be required to recognize this decrease in value by taking a charge against its earnings, which causes its profits to decrease.

DORAL FINANCIAL MAY SUFFER LOSSES FROM MORTGAGE LOANS IT SELLS BUT RETAINS THE CREDIT RISK

     Doral Financial often retains all or part of the credit risk on sales of mortgage loans that do not qualify for the guarantee programs of GNMA, FNMA or FHLMC and may suffer losses on these loans. Doral Financial suffers losses on these arrangements when foreclosure sale proceeds of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of these loans and the cost of holding and disposing of the related property. As of March 31, 1999, Doral Financial's maximum obligation on mortgage loans it had sold but retained all or part of the credit risk was $541.3 million.

INCREASE IN DORAL FINANCIAL'S ORIGINATIONS OF COMMERCIAL LOANS HAS INCREASED ITS CREDIT RISKS

     Doral Financial's recent increase in originations of mortgage loans secured by income producing residential buildings and commercial properties has increased its credit risks. These loans involve greater credit risks than residential mortgage loans because they are larger in size and more risk is concentrated in a single borrower. The properties securing these loans are also harder to dispose of in foreclosure. For the three month period ended March 31, 1999, Doral Financial originated approximately $51.8 million in mortgage loans secured by income producing residential buildings and commercial properties.

DORAL FINANCIAL IS EXPOSED TO GREATER RISK BECAUSE ITS BUSINESS IS CONCENTRATED IN PUERTO RICO

     Because most of Doral Financial's mortgage loans are secured by properties located in Puerto Rico, Doral Financial is exposed to a greater risk of delinquency or default on these mortgage loans resulting from adverse economic, political or business developments and natural hazard risks that affect Puerto Rico, including hurricanes and earthquakes. If Puerto Rico's real estate market experiences an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans would probably increase substantially. This would cause Doral Financial's profitability to decrease.

DORAL FINANCIAL'S BUSINESS WOULD BE DISRUPTED IF ITS COMPUTER SYSTEMS CANNOT WORK PROPERLY WITH YEAR 2000 DATA

     Doral Financial could experience a significant disruption to its business operations that could have an adverse effect on its profitability if its computer systems and the computer systems provided by third party vendors on which it relies are not able to properly perform data calculations in the year 2000. Doral Financial is taking steps that it believes are adequate to make sure this does not happen. However, Doral Financial cannot assure you that these efforts will be completely successful. Problems suffered by providers of basic services, such as telephone, water, sewer and electricity could also have an adverse impact on Doral Financial's daily operations. Doral Financial has revised its existing business interruption contingency plans to address any interruptions of these basic services.

                           FORWARD-LOOKING STATEMENTS

     This official statement and prospectus, including information incorporated in this official statement and prospectus by reference, contains certain "forward-looking statements" concerning Doral Financial's operations, performance and financial condition, including its future economic performance, plans and objectives and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond the control of Doral Financial. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify these forward-looking statements. Actual results may differ materially from those expressed or implied by these forward-looking statements.

                              RECENT DEVELOPMENTS

     On July 7, 1999, Doral Financial released its unaudited earnings for the quarter and six months period ended June 30, 1999. Doral Financial reported net income of $17.3 million or $0.38 per diluted share for the second quarter of 1999, compared to net income of $13.0 million or $0.31 per diluted share for the second quarter of 1998.

     For the six months ended June 30, 1999, Doral Financial reported net income of $32.9 million or $0.73 per diluted share, compared to net income of $24.1 million or $0.58 per diluted share for the first six months of 1998.

     Doral Financial's mortgage loan origination and purchases were $751 million for the quarter ended June 30, 1999 and $1.5 billion for the six months ended June 30, 1999, compared to $544 million for the quarter ended June 30, 1998 and $931 million for the six months ended June 30, 1998. Doral Financial's servicing portfolio totaled $7.0 billion as of June 30, 1999.

                                DORAL PROPERTIES

     Doral Properties is a wholly-owned subsidiary of Doral Financial organized on July 21, 1999, under the laws of the Commonwealth of Puerto Rico. Doral Properties was organized for the purpose of owning, developing and operating the Doral Financial Corporation Center.

                                DORAL FINANCIAL

     Doral Financial Corporation is a bank holding company organized under the laws of the Commonwealth of Puerto Rico. Its main lines of business are described below.

     - Mortgage banking -- Doral Financial is the leading mortgage banking institution in Puerto Rico based on the volume of origination of first mortgage loans secured by single family residences and the size of its mortgage servicing portfolio. Doral Financial conducts this business in Puerto Rico primarily through a division of Doral Financial, HF Mortgage Bankers, and its subsidiaries, Doral Mortgage Corporation and Centro Hipotecario, Inc. Doral Financial also conducts mortgage banking activities in the mainland United States through Doral Mortgage and its second tier subsidiary, Doral Money, Inc.

     - Commercial Banking -- Doral Financial conducts this business in Puerto Rico through its subsidiary, Doral Bank. Doral Financial is in the process of opening a new federal savings bank subsidiary in the New York City metropolitan area which it expects will commence operations during the third quarter of 1999.

     - Securities services -- Doral Financial conducts this business in Puerto Rico through its broker-dealer subsidiary, Doral Securities, Inc.

     Because Doral Financial is a holding company, the claims of creditors and any preferred stockholders of Doral Financial's subsidiaries will have a priority over Doral Financial's equity rights and the rights of Doral Financial's creditors, including the holders of the bonds, and preferred stockholders to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     Doral Financial's subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements of federal and state bank regulatory authorities and securities regulators. Doral Financial must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

     There are various statutory and regulatory limitations on the extent to which Doral Bank or any other banking subsidiary (including a federal savings association) can finance or otherwise transfer funds to Doral Financial or its nonbanking subsidiaries, either in the form of loans, extensions of credit, investments or asset purchases.

     - Such transfers by Doral Bank or any other banking subsidiary to Doral Financial or any nonbanking subsidiary are limited to 10% of the banking subsidiary's capital and surplus, and with respect to Doral Financial and all such nonbanking subsidiaries, to an aggregate of 20% of the banking subsidiary's capital and surplus.

     - Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Doral Financial by its subsidiaries. Federal and Puerto Rico authorities also have the right to further limit Doral Bank's payment of dividends.

     Under the policy of the Board of Governors of the Federal Reserve System, a bank holding company is required to act as a source of strength to its subsidiary banks and to commit resources to support such banks. As a result of that policy, Doral Financial may be required to commit resources to Doral Bank or any other banking subsidiary created in the future in circumstances in which it might not do so absent such policy. Further, federal bankruptcy law provides that in the event of the bankruptcy of Doral Financial, any commitment by Doral Financial to regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.

                                USE OF PROCEEDS

     The bonds will be issued to finance, in part, the development, construction and equipping of the Doral Financial Corporation Center. The Center will be a nine-floor, 193,709 square feet commercial office building with an adjacent five and a half floor parking structure. It will be located on a 1.89 cuerdas site in the Puerto Nuevo ward of the municipality of San Juan, Puerto Rico, in the commercial sector of Franking D. Roosevelt Avenue.

     The principal offices of Doral Financial and its subsidiaries Doral Bank, Doral Mortgage and Doral Securities will be located in the Center and the remaining space will be available for rent. At present, the available rent space is expected to be offered principally to entities who provide legal, consulting and other professional services to Doral Financial. Construction and equipping of the Center is expected to be substantially complete by the fourth quarter of 2001.

     Set forth below are the estimated sources and uses of the proceeds of the bonds.

SOURCES OF FUNDS
Gross AFICA bond proceeds...................................  $44,425,000
Cash contribution by Doral Properties (1)...................      171,000
                                                              -----------

          Total Sources.....................................  $44,596,000
                                                              ===========
USES OF FUNDS
Repayment of land loan......................................  $ 2,135,000
Construction fund...........................................   36,464,570
Capitalized interest fund (2)...............................    4,713,732
Costs of issuance...........................................      393,754
Underwriter's discount......................................      666,819
AFICA fee...................................................      222,125
                                                              -----------

          Total Uses........................................  $44,596,000
                                                              ===========

---------------

(1) Represents costs of issuance in excess of 2% of the bonds' par amount.
(2) Represents interest on bonds during the construction of the Center.

                                 CAPITALIZATION

     The following table shows the unaudited indebtedness and capitalization of Doral Financial at March 31, 1999, on an actual basis and as adjusted to give effect to the issuance of the bonds and the issuance on July 8, 1999 of $200 million of Doral Financial's 8.5% Medium Term Senior Notes due July 8, 2004. In addition to the indebtedness reflected below, Doral Financial had deposits of $649.4 million as of March 31, 1999. This table should be read together with Doral Financial's Consolidated Financial Statements and related notes incorporated by reference into this official statement and prospectus.

                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Short-term borrowings
  Loans payable.............................................  $  392,949   $  392,949
  Short-term portion of notes payable.......................      69,739       69,739
  Short-term portion of securities sold under agreements to
     repurchase.............................................   1,107,685    1,107,685
                                                              ----------   ----------
          Total short-term borrowings.......................  $1,570,373   $1,570,373
                                                              ==========   ==========
Long-term borrowings
  Long-term portion of notes payable........................  $   54,723   $   54,723
  Long-term portion of securities sold under agreements to
     repurchase.............................................     145,366      145,366
  Advances from the Federal Home Loan Bank..................      55,500       55,500
  Senior Notes due 2006.....................................      75,000       75,000
  Medium Term Senior Notes due 2004.........................          --      200,000
  AFICA bonds...............................................          --       44,425
                                                              ----------   ----------
          Total Long-term Borrowings........................  $  330,589   $  575,014
                                                              ==========   ==========
Stockholders' Equity
  Serial preferred stock, $1 par value, 2,000,000 shares
     authorized; 8,460 shares of 8% Convertible Cumulative
     Preferred Stock issued and outstanding and 1,495,000
     shares of 7% Noncumulative Monthly Income Preferred
     Stock, Series A issued and outstanding.................  $    1,503   $    1,503
  Common Stock, $1.00 par value, 50,000,000 shares
     authorized; 40,484,920 shares issued and 40,428,920
     outstanding(1).........................................      40,485       40,485
  Paid-in capital...........................................     140,822      140,822
  Legal Surplus.............................................       2,499        2,499
  Retained earnings.........................................     168,853      168,853
  Accumulated other comprehensive income, net of taxes(2)...      (6,416)      (6,416)
  Treasury Stock at par value, 56,000 shares held...........         (56)         (56)
                                                              ----------   ----------
          Total stockholders' equity........................  $  347,690   $  347,690
                                                              ==========   ==========

---------------

(1) Does not include up to 1,933,714 shares of Common Stock issuable upon conversion of outstanding shares of 8% Convertible Cumulative Preferred Stock or 435,600 shares of Common Stock subject to stock options.
(2) Consists of unrealized losses on securities available for sale, net of deferred tax.

                            SELECTED FINANCIAL DATA

     The following table shows certain selected consolidated financial and operating data of Doral Financial on a historical basis as of and for the three-month periods ended March 31, 1999 and 1998, and for each of the five years in the period ended December 31, 1998. This information should be read together with Doral Financial's Consolidated Financial Statements and the related notes incorporated by reference in this official statement and prospectus. Financial information for the three-month periods ended March 31, 1999 and 1998 is derived from unaudited financial statements, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for those periods. These adjustments consist only of normal recurring accruals. Results for the three-month period ended March 31, 1999, are not necessarily indicative of results for the full year. Doral Financial has made certain reclassifications to data for years prior to 1998 to conform to 1998 classifications.

     Net income for 1994 includes the cumulative effect of a change in the method of accounting for unrealized gains and losses on trading securities. When Doral Financial adopted this new accounting pronouncement in 1994, it classified approximately $132 million of mortgage-backed securities as trading securities and recognized a net unrealized gain of $1.2 million.

     Net income for the year ended December 31, 1997, reflects a non-cash extraordinary charge to earnings of $12.3 million resulting from the issuance to Popular, Inc., of shares of convertible preferred stock in exchange for the cancellation of $8.5 million of Doral Financial's subordinated debentures owned by Popular, Inc. The charge represented the excess of the fair value of the preferred stock on the date of the exchange over the net carrying amount of the debentures on Doral Financial's financial statements. The return on average assets computed on income before this extraordinary item for the year ended December 31, 1997, would have been 2.19% and the return on average common equity would have been 19.29%.

     The return on average assets ratio is computed by dividing net income by average assets for the period. The return on average common equity ratio is computed by dividing net income by average common stockholders' equity for the period. The average common equity to average assets ratio is computed by dividing average common stockholders' equity by average assets for the period. All ratios have been computed using month end averages. The return on average assets and average common equity ratios for the three-month periods ended March 31, 1999 and 1998, have been presented on an annualized basis. All per share information shown in the table has been adjusted to reflect two-for-one stock splits effected on August 28, 1997 and May 20, 1998.

                               THREE MONTHS
                              ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                         -------------------------   --------------------------------------------------------------------
                            1999          1998          1998          1997           1996          1995          1994
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
SELECTED INCOME
  STATEMENT DATA:
Interest income.......   $    41,738   $    31,044   $   148,051   $    90,131    $    66,987   $    61,907   $    46,508
Interest expense......        31,876        23,202       114,786        61,438         46,443        43,380        23,252
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Net interest income...         9,862         7,842        33,265        28,693         20,544        18,527        23,256
Provision for loan
  losses..............           295           218           883           792            797           352           300
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Net interest income
  after provision for
  loan losses.........         9,567         7,624        32,382        27,901         19,747        18,175        22,956
Non-interest income...        29,792        16,470        88,340        45,286         40,846        29,930        25,535
Non-interest
  expense.............        21,555        11,504        60,883        35,390         29,314        26,045        29,746
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Income before taxes,
  cumulative effect
  and extraordinary
  item................        17,804        12,590        59,839        37,797         31,279        22,060        18,745
Income taxes..........         2,133         1,493         7,007         5,249          4,238         2,500         2,530
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------

                               THREE MONTHS
                              ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                         -------------------------   --------------------------------------------------------------------
                            1999          1998          1998          1997           1996          1995          1994
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Income before
  cumulative effect
  and extraordinary
  item................        15,671        11,097        52,832        32,548         27,041        19,560        16,215
Cumulative effect of
  change in accounting
  principle...........            --            --            --            --             --            --         1,215
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
Income before
  extraordinary
  item................        15,671        11,097        52,832        32,548         27,041        19,560        17,430
Extraordinary item --
  non-cash loss on
  extinguishment of
  debt................            --            --            --        12,317             --            --            --
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Net income....   $    15,671   $    11,097   $    52,832   $    20,231    $    27,041   $    19,560   $    17,430
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========
        Cash dividends
          paid........   $     3,133   $     2,191   $     9,975   $     7,199    $     6,008   $     4,374   $     3,943
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========
SELECTED BALANCE SHEET
  DATA:
Mortgage loans held
  for sale............   $   886,329   $   516,168   $   883,048   $   404,672    $   260,175   $   243,678   $   262,209
Securities held for
  trading, net........       646,901       655,084       606,918       620,288        436,125       418,348       327,960
Securities held to
  maturity............       185,426       137,000       190,778       143,534        107,222        77,945        66,804
Security available for
  sale................       617,233       457,073       408,888       240,876         12,007        14,579            --
Loans receivable,
  net.................       175,073       132,152       166,987       133,055        128,766        51,355        34,809
Total assets..........     3,138,122     2,254,379     2,918,113     1,857,789      1,106,083       917,922       768,019
Loans payable and
  securities sold
  under agreements to
  repurchase..........     1,646,000     1,309,090     1,624,032     1,076,912        568,840       573,754       538,740
Notes payable.........       199,462       164,542       199,733       164,934        152,126        51,682        17,055
Deposits accounts.....       649,378       328,419       533,113       300,494        158,902        95,740        66,471
Stockholders'
  equity..............       347,690       236,395       269,559       186,955        150,531       129,017        90,496
NET INCOME PER COMMON
  SHARE:
Basic:
  Income before
    cumulative effect
    and extraordinary
    item..............   $      0.37   $     0.285   $      1.31   $      0.89    $      0.75   $      0.67   $      0.58
  Cumulative effect...            --            --            --            --             --            --          0.04
  Extraordinary
    item..............            --            --            --         (0.34)            --            --            --
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Net income....   $      0.37   $     0.285   $      1.31   $      0.55    $      0.75   $      0.67   $      0.62
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========
Diluted:
  Income before
    cumulative effect
    and extraordinary
    item..............   $      0.36   $     0.275   $      1.26   $      0.85    $      0.71   $      0.64   $      0.54
  Cumulative effect...            --            --            --            --             --            --          0.04
  Extraordinary
    item..............            --            --            --         (0.32)            --            --            --
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Net income....   $      0.36   $     0.275   $      1.26   $      0.53    $      0.71   $      0.64   $      0.58
                         ===========   ===========   ===========   ===========    ===========   ===========   ===========

                               THREE MONTHS
                              ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                         -------------------------   --------------------------------------------------------------------
                            1999          1998          1998          1997           1996          1995          1994
                         -----------   -----------   -----------   -----------    -----------   -----------   -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
OTHER PER SHARE DATA:
Cash dividends:
  Common Stock........   $      0.06   $      0.05   $      0.23   $     0.195    $     0.165   $     0.145   $      0.13
  10 1/2% Preferred
    Stock.............            --            --            --            --    $    0.3825   $      1.05   $      1.05
  8% Convertible
    Cumulative
    Preferred Stock...   $     20.00   $     20.00   $     80.00   $     15.33             --            --            --
7% Noncumulative
  Preferred Stock.....   $      0.36            --            --            --             --            --            --
Weighted average
  common shares
  outstanding:
  Basic...............    40,428,920    38,450,408    39,941,068    36,680,158     36,266,244    29,231,680    27,770,936
  Diluted.............    42,447,389    40,384,124    41,928,186    38,728,632     38,725,072    31,040,540    30,307,856
OPERATING DATA:
Mortgage loans
  originated and
  purchased...........   $   702,000   $   387,000   $ 2,313,000   $ 1,037,000    $   817,000   $   636,000   $   824,000
  Loan servicing
    portfolio.........   $ 6,566,000   $ 4,810,000   $ 6,186,000   $ 4,655,000    $ 3,068,000   $ 2,668,000   $ 2,644,000
SELECTED RATIOS:
Return on average
  assets..............          2.13%         2.16%         2.17%         1.37%          2.68%         2.32%         2.78%
Return on average
  common equity.......         21.64%        20.97%        21.65%        11.99%         19.35%        17.82%        20.82%
Average common equity
  to average assets...         10.74%        10.48%        10.00%        11.39%         13.81%        13.02%        13.35%

                            DESCRIPTION OF THE BONDS

GENERAL

     The bonds will be issued under a trust agreement between AFICA and Citibank, N.A., as trustee. The bonds will be dated the date of their issuance and will bear interest at such rates and will mature, subject to the rights of
redemption described below, in such amounts on                     and
                    of such years, as set forth on the inside front cover page of this official statement and prospectus. Interest on the bonds will be paid to
you on the first day of each month commencing on             , 1999 until
maturity or prior redemption. Additionally, interest will be paid to you at maturity or redemption. Interest will be computed using a 360-day year of twelve 30-day months.

     The bonds will be issued as fully registered bonds without coupons in denominations of $5,000 or any integral multiple thereof. The bonds will be registered under the DTC book-entry only system described below. Therefore, you will not receive a certificate for any bonds you purchase. The principal or redemption price of and interest on the bonds will be payable as described below under "Book-Entry Only System."

BOOK-ENTRY ONLY SYSTEM

     The following information concerning DTC and DTC's book-entry system has been obtained from DTC. AFICA, Doral Financial, Doral Properties and the Underwriters do not take any responsibility for the accuracy thereof.

     DTC will act as securities depository for the bonds. The bonds will be issued as fully registered bonds in the name of Cede & Co., DTC's partnership nominee. One fully registered bond will be issued for each maturity of the bonds in the aggregate principal amount of such maturity, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Direct Participants, such as transfers and pledges, in deposited securities through electronic book-entry changes in accounts of the Direct Participants, thereby eliminating the need for physical movement of securities. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of the Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly (the "Indirect Participants;" and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of bonds under the DTC system must be made by or through Direct Participants which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser of each bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the bonds, except in the event that use of the DTC system for the bonds is discontinued.

     To facilitate subsequent transfers, all bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds. DTC's records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the bonds of any maturity are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such maturity to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an "Omnibus Proxy" to AFICA as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date, identified in a listing attached to the Omnibus Proxy.

     Principal of and redemption premium, if any, and interest payments on the bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on each Payment Date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the trustee, Doral Financial, Doral Properties or AFICA, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Each person for which a Participant acquires an interest in the bonds, as nominee, may desire to make arrangements with such Participant to receive a credit balance in the records of such Participant, and may desire to make arrangements with such Participant to have all notices of redemption or other communications to DTC, which may affect such persons, forwarded in writing by such Participant and to have notification made of all interest payments.

     DTC may discontinue providing its services as securities depository with respect to the bonds at any time by giving reasonable notice to AFICA or the trustee. In such event, AFICA will try to find a substitute securities depository and, if unsuccessful, definitive bonds will be printed and delivered. In addition, AFICA, in its sole discretion and without the consent of any other person, may terminate the services of DTC as securities depository with respect to the bonds if AFICA determines that Beneficial Owners of such bonds shall be able to obtain definitive bonds. In such event, definitive bonds will be printed and delivered as provided in the trust agreement and registered in accordance with the instructions of the Beneficial Owners.

     So long as Cede & Co., as nominee of DTC, or any other nominee of DTC, is the registered owner of the bonds, all references herein to the bondholders or registered owners of the bonds, other than under the heading "Taxation", shall mean Cede & Co., or such other nominee, in the capacity of nominee for DTC, and shall not mean the Beneficial Owners of the bonds.

     When reference is made to any action which is required or permitted to be taken by the Beneficial Owners, such reference shall only relate to those permitted to act, by statute, regulation or otherwise, on behalf of such Beneficial Owners for such purposes. When notices are given, they shall be sent by AFICA or the trustee to DTC only.

     For every registration of transfer or exchange of the bonds, the Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     AFICA, THE TRUSTEE, DORAL PROPERTIES AND DORAL FINANCIAL SHALL HAVE NO RESPONSIBILITY OR OBLIGATION TO ANY PARTICIPANT OR ANY BENEFICIAL OWNER WITH RESPECT TO (1) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT, AS DESCRIBED ABOVE; (2) THE PAYMENT OR TIMELINESS OF PAYMENT BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL AMOUNT OR REDEMPTION PRICE OF OR INTEREST ON THE BONDS; (3) THE DELIVERY OR TIMELINESS OF DELIVERY BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY BENEFICIAL OWNER WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE TRUST AGREEMENT TO BE GIVEN TO BONDHOLDERS; (4) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE BONDS; OR (5) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS BONDHOLDER.

     In the event that the book-entry only system is discontinued and the Beneficial Owners become registered owners of the bonds, the following provisions will apply: The principal of the bonds and premium, if any, thereon when due will be payable upon presentation of the bonds at the corporate trust office of the trustee in San Juan, Puerto Rico, and interest on the bonds will be paid by check mailed to the persons who were the registered owners as of the 15th day of the month immediately preceding the related interest payment date, as provided in the trust agreement. Bonds may be exchanged for an equal aggregate principal amount of bonds in other authorized denominations and of the same maturity and interest rate, upon surrender thereof at the trustee's corporate trust office in San Juan, Puerto Rico. The transfer of any bond may be registered only upon surrender thereof to the trustee along with a duly executed assignment in form satisfactory to the trustee. Upon any such registration of transfer, a new bond or bonds of authorized denominations in an equal aggregate principal amount, of the same maturity, bearing interest at the same rate and registered in the name of the transferee will be executed by AFICA and authenticated by the trustee. No charge may be made to the bondholders for any exchange or registration of transfer of the bonds, but any bondholder requesting any such exchange shall pay any tax or other governmental charge required to be paid with respect to such exchange or registration of transfer. The trustee will not be required to exchange or to register the transfer of any bond during the period of 15 days preceding the date of giving of notice of redemption or after any bond or portion thereof has been selected for redemption.

     Year 2000 Matters. DTC management is aware that some computer systems for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and interest payments, to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's program includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as Direct Participants, Indirect Participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing, of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

MANDATORY REDEMPTION

     Under the trust agreement, Doral Properties is subject to certain amortization requirements which require it to redeem a specified principal
amount of term bonds each year commencing on                . Pursuant to these
amortization requirements, some of the term bonds will be redeemed semiannually at a price equal to the principal amount thereof plus accrued interest to the
redemption date beginning                , in the case of the term bonds due
               , and                , in the case of the term bonds due
               . The principal amount to be redeemed and the date of redemption is the following:

TERM BONDS DUE                  TERM BONDS DUE
-----------------------------   ---------------------------
DATE                   AMOUNT   DATE                 AMOUNT
----                   ------   ----                 ------

     Taking into account the above amortization requirements, the average life
of the term bonds due                will be   years and the average life of the
term bonds due                will be   years.

     Doral Properties or Doral Financial, at their option, may direct the trustee to credit against the bonds of any maturity required to be redeemed the principal amount of bonds of the same maturity purchased by Doral Properties or Doral Financial and delivered to the trustee for cancellation, or redeemed pursuant to the optional redemption provisions of the trust agreement.

     The bonds are further subject to mandatory redemption in whole at a price equal to the principal amount thereof plus accrued and unpaid interest to the redemption date upon the failure of Doral Properties to comply with the covenant described under "Covenant as to Maintenance of Source of Income" on page 21 of this official statement and prospectus and as a result the interest on the bonds becomes subject to federal taxation for Puerto Rico residents. No such mandatory redemption shall be required as a result of a change in the tax laws in force on the date of issuance of the bonds.

     The bonds will also be redeemed at a price equal to the principal amount thereof plus accrued interest to the redemption date as follows: (1) some of the bonds will be redeemed with any bond proceeds that have not been used at the end of construction, and (2) all of the bonds will be redeemed if the Center ceases to operate as an Industrial Facility for purposes of AFICA's enabling law.

OPTIONAL REDEMPTION

     The bonds may be redeemed by Doral Properties at its option, in whole or in
part, at any time on or after                , 2004, on any date selected by
Doral Properties occurring not less than 45 days from the date the notice of redemption is received by the trustee, and in the order of maturity determined by Doral Properties, at the redemption prices set forth below (expressed as percentages of the principal amount of such bonds), plus accrued interest to the redemption date:

                     REDEMPTION PERIOD                        REDEMPTION
                   (ALL DATES INCLUSIVE)                        PRICE
------------------------------------------------------------  ----------
          , 2004 to           , 2005........................     102%
          , 2005 to           , 2006........................     101%
          , 2006 to           and thereafter................     100%

EXTRAORDINARY OPTIONAL REDEMPTION

     The bonds may be redeemed by Doral Properties at its option, in whole or in part, and if in part, in such order of maturity as directed by Doral Properties, on any date occurring not less than 45 days after Doral Properties has mailed notice of such redemption to the trustee, at a redemption price equal to the principal amount thereof, without premium, plus accrued interest to the date fixed for redemption, if any of the following events shall have occurred:

          (a) The Center shall have been damaged or destroyed to such an extent that in the opinion of Doral Properties it cannot be reasonably restored or repaired within a period of six months, or Doral Properties is thereby prevented or will likely be prevented from causing its normal operation for a period of six months or more, or its restoration and repair would not be economically feasible; or

          (b) Use or control of the Center shall have been taken under the exercise of the power of eminent domain to such an extent that Doral Properties is, or in its opinion would likely be, thereby prevented from causing the normal operation of the Center for a period of six months or more; or

          (c) As a result of any change in the Constitution or laws of the United States of America or Puerto Rico or of legislative or administrative action of the United States of America or Puerto Rico or any political subdivision, or any judicial action or regulatory action or inaction, the loan and guaranty agreement or the trust agreement, in the opinion of Doral Properties, shall have become void or unenforceable or impossible of performance in any material respect, or use or occupancy of all or a significant part of the Center shall, in the opinion of Doral Properties, have been legally curtailed for six months or more, or, in the opinion of Doral Properties, unreasonable burdens or excessive liabilities with respect to the Center or the bonds shall have been imposed.

NOTICE AND EFFECT OF REDEMPTION; PARTIAL REDEMPTION

     At least 30 days before any redemption date, notice thereof will be sent by the trustee via first-class mail, postage prepaid, to DTC, or if the book-entry only system is discontinued as described above, by first-class mail, postage prepaid, to the registered owners of the bonds to be redeemed. If less than all of the bonds are called for redemption, the particular bonds or portions thereof to be redeemed will be selected as provided below, except that so long as the book-entry only system shall remain in effect, in the event of any such partial redemption, DTC shall reduce the credit balances of the applicable DTC Participants in respect of the bonds, and such Participants shall in turn select those beneficial owners whose ownership interests are to be extinguished by such partial redemption, each by such method as DTC or such Participants, as the case may be, in their sole discretion deem fair and appropriate.

     Each notice of redemption shall set forth:

     (1) the redemption date;

     (2) the redemption price;

     (3) if fewer than all of the bonds then outstanding shall be called for redemption, the distinctive numbers and letters, if any, of such bonds to be redeemed and, in the case of bonds to be redeemed in part only, the portion of the principal amount thereof to be redeemed;

     (4) that on the date fixed for redemption such redemption price will become due and payable upon each bond or portion thereof called for redemption, and that interest thereon shall cease to accrue on and after said redemption date; and

     (5) the place where such bonds or portions thereof called for redemption are to be surrendered for payment of such redemption price.

     In case any bond is to be redeemed in part only, the notice of redemption shall state also that on or after the redemption date, upon surrender of such bond, a new bond or bonds in principal amount equal to the unredeemed portion of such bonds will be issued. Failure to mail such notice to any bondholder or any defect in any notice so mailed shall not affect the validity of the proceedings for the redemption of the bonds of any other bondholders.

     Except with respect to the mandatory redemption of the term bonds in accordance with the amortization requirements described above, if less than all of the outstanding bonds shall be called for redemption, Doral Properties shall determine the principal amount of each maturity of the bonds to be redeemed. If less than all bonds of one maturity are to be redeemed, the bonds, or portions thereof, to be redeemed will be selected by the trustee by such method as it deems fair and appropriate in integral multiples of $5,000.

     If notice of redemption is given and if sufficient funds are on deposit with the trustee to provide for the payment of the principal of and premium, if any, and interest on the bonds to be redeemed, then the bonds so called for redemption will, on the redemption date, cease to bear interest and shall no longer be deemed outstanding or be entitled to any benefit or security under the trust agreement.

SOURCES OF PAYMENT AND SECURITY FOR THE BONDS

     Bonds Limited Obligations of AFICA. The bonds are limited obligations of AFICA payable solely from monies derived pursuant to the loan and guaranty agreement. The bonds will not constitute a charge against the general credit of AFICA and will not constitute an indebtedness of the government of Puerto Rico or any of its political subdivisions other than AFICA.

     The Loan and Guaranty Agreement. Under the loan and guaranty agreement, Doral Properties will agree to deposit with the trustee in a bond fund established under the trust agreement amounts sufficient to pay, together with the amounts then on deposit therein, principal of and premium, if any, and interest on the bonds. Such deposit must be made on the business day immediately preceding the day on which the corresponding amounts of principal, premium, if any, and interest are due and payable. Pursuant to the trust agreement, AFICA will assign its interest in the loan agreement, except certain rights of AFICA to indemnification, exemption from liabilities, notices and the payment of costs and expenses, to the trustee as security for the bonds.

     Guaranty of Doral Financial. Under the loan and guaranty agreement, Doral Financial has agreed to guarantee the payments required to be made by Doral Properties, which include payment of principal of, premium, if any, and interest on the bonds, when and as the same become due and payable. The guarantee is absolute and unconditional, and not subject to any circumstance that might otherwise constitute a legal or equitable discharge of a guarantor. Holders of the bonds may proceed directly against Doral Financial in the event of default under the bonds without first proceeding against Doral Properties. The guaranty will rank on an equal rank with other unsecured and unsubordinated obligations of Doral Financial.

                   SUMMARY OF THE LOAN AND GUARANTY AGREEMENT

     The following briefly summarizes the material provisions of the loan and guaranty agreement among AFICA, Doral Properties and Doral Financial. This summary is not complete. You should read the more detailed provisions of the loan and guaranty agreement for provisions that may be important to you. A copy of the loan and guaranty agreement is filed as an exhibit to the registration statement of which this official statement and prospectus is a part.

     Pursuant to the loan and guaranty agreement, AFICA will loan the proceeds from the sale of the bonds to Doral Properties to finance a portion of the cost of construction of the Center. Doral Properties will agree to make payments directly to the trustee which, together with amounts then held in the bond fund established under the trust agreement will be sufficient to make the payments of principal of and premium, if any, and interest on the bonds as the same become due at maturity, upon redemption or acceleration. Such deposit must be made on the business day immediately preceding the date on which the corresponding amounts of principal, premium, if any, and interest are due and payable.

ASSIGNMENT BY AFICA

     AFICA will assign all of its rights, title and interest in the loan and guaranty agreement and will pledge and assign to the trustee any payments, receipts and revenues receivable by it under or pursuant to the loan and guaranty agreement and the income earned by the investment of funds held under the trust agreement, as security for payment of the principal of and premium, if any, and interest on the bonds. Except as provided in the preceding sentence, AFICA will not sell, assign or otherwise dispose of its interest in the loan and guaranty agreement.

MAINTENANCE AND OPERATION OF THE CENTER

     Doral Properties will cause the Center to be operated as an Industrial Facility, as defined in the Act, and to be maintained, preserved and kept in good repair, working order and condition and will from time to time cause to be made all reasonably necessary and proper repairs, replacements and renewals; provided, however, that Doral Properties will have no obligation to cause to be maintained, preserved, repaired, replaced or renewed any element or unit of the Center, the maintenance, repair, replacement or renewal of which becomes uneconomic to Doral Properties because of damage or destruction or obsolescence, or change in economic or business conditions or change in government standards and regulations. Doral Properties shall not permit, commit or suffer any waste of the whole or any major part of the Center and shall not use or permit the use of the Center, or any part thereof, for any unlawful purpose or permit any nuisance to exist thereon.

COVENANT AS TO EXISTENCE, CONSOLIDATION, MERGER OR SALE

     Doral Properties and Doral Financial will maintain their existence, will not dispose of all or substantially all of their assets and will not acquire, consolidate with or merge into another person; provided, however, that Doral Properties or Doral Financial may acquire, consolidate with or merge into another person, or transfer to another person all or substantially all of their assets and thereafter dissolve, if:

          (1) the successor or transferee is solvent and irrevocably and unconditionally assumes in writing all the obligations of Doral Properties or Doral Financial, as the case may be, under the loan and guaranty agreement and the trust agreement; and

          (2) immediately after such consolidation, merger or transfer none of Doral Properties, such successor or transferee, if other than Doral Properties, or Doral Financial shall be in default in the performance or observance of any duties, obligations or covenants under the loan and guaranty agreement, including the Source of Income Requirements discussed below under "Covenant as to Maintenance of Source of Income."

SALE, TRANSFER OR ENCUMBRANCE OF THE CENTER

     Doral Properties may sell or otherwise transfer or encumber the Center, in whole or in part, without the consent of AFICA or the trustee, if it meets the following requirements:

          (1) Doral Properties shall, prior to such sale, transfer or encumbrance of the Center, notify AFICA and the trustee; and

          (2) prior to the proposed sale, transfer or encumbrance of the Center, AFICA and the trustee are provided with proof satisfactory to them by Doral Properties that the proposed transaction will not adversely affect the income tax treatment of interest received on the bonds by bondholders.

     No sale or other transfer or encumbrance of the Center shall relieve Doral Properties or Doral Financial of the obligation to make the payments required by the loan and guaranty agreement.

ASSIGNMENT OF LOAN AND GUARANTY AGREEMENT BY DORAL PROPERTIES

     Doral Properties may, by operation of law or otherwise, assign its interest in the loan and guaranty agreement, in whole or in part, without the consent of AFICA or the trustee, if it meets the following requirements:

          (1) Doral Properties shall, prior to such assignment of the loan and guaranty agreement, notify AFICA and the trustee;

          (2) prior to the proposed assignment, the trustee is provided with proof satisfactory to it by Doral Properties that such assignment or the terms thereof will not affect adversely affect the income tax treatment of interest received on the bonds by bondholders;

          (3) the assignee shall, in a certificate delivered to AFICA and the trustee, which certificate shall be in a form reasonably satisfactory to AFICA and the trustee, expressly agree to pay and to perform all of the obligations of Doral Properties under the loan and guaranty agreement; and

          (4) the assignee shall deliver to AFICA and the trustee a certificate executed by its chief financial officer (or other executive officer performing similar functions) stating that none of the obligations, covenants and performances under the loan and guaranty agreement assumed by it will conflict with or constitute on the part of such assignee a breach of, or default under, any indenture, mortgage, agreement or other instrument to which such assignee is a party or by which it is bound, or under any existing law, rule, regulation, judgment, order or decree to which such assignee is subject.

     The provisions of clauses (3) and (4) above shall not apply to any assignment of the loan and guaranty agreement in which all the parties consist of Doral Properties, Doral Financial or any of their respective subsidiaries.

     Notwithstanding any of the foregoing, no assignment of the loan and guaranty agreement shall relieve Doral Properties or Doral Financial of the obligation to make the payments required by the loan and guaranty agreement.

COVENANT AS TO MAINTENANCE OF SOURCE OF INCOME

     Doral Properties will covenant under the loan and guaranty agreement that during each taxable year while the bonds are outstanding it will comply with the requirements of the Code so that all interest paid or payable on the bonds will constitute income from sources within Puerto Rico under the general source of income rules of the Code as in effect on the date of issuance of the bonds (the "Source of Income Requirements").

     Under the loan and guaranty agreement, Doral Properties will be required to cause its independent accountants to submit, no later than the 90th day after the close of each of its taxable years, a report stating whether in connection with their audit of the books and records of Doral Properties, Doral Properties failed to comply with any of the Source of Income Requirements during the taxable year just ended or such other applicable period. If the independent accountants' report should state that in the course of their audit Doral Properties failed to comply with any of the Source of Income Requirements during the immediately preceding taxable year or such other applicable period or if Doral Properties provides the trustee with a certificate that indicates that Doral Properties failed to comply with the Source of Income Requirements, the trustee shall within five business days from the date of receipt of such independent accountant's report or certificate of Doral Properties, send written notice thereof to Doral Properties and each person who was a bondholder during the preceding taxable year thereof.

LIMITATIONS ON LIENS AND DISPOSITION OF STOCK OF PRINCIPAL MORTGAGE BANKING SUBSIDIARIES

     The loan and guaranty agreement provides that Doral Financial will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Principal Mortgage Banking Subsidiary, without providing that the bonds and, at Doral Financial's option, any other indebtedness ranking equally with the bonds, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Principal Mortgage Banking Subsidiary.

     The loan and guaranty agreement also provides that Doral Financial will not sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (other than directors' qualifying shares) of any Principal Mortgage Banking Subsidiary and will not permit any Principal Mortgage Banking Subsidiary to issue (except to Doral Financial) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of any Principal Mortgage Banking Subsidiary, except for sales, assignments, transfers or other dispositions that:

     - are for fair market value on the date thereof, as determined by the Board of Directors of Doral Financial (which determination shall be conclusive) and, after giving effect to such disposition and to any possible dilution, Doral Financial will own not less than 80% of the shares of Voting Stock of such Principal Mortgage Banking Subsidiary then issued and outstanding free and clear of any security interest;

     - are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by Doral Financial, directly or indirectly, of any other mortgage banking institution or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition;

     - are made where such Principal Mortgage Banking Subsidiary, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and premium, if any, and interest on the bonds; or

     - are made to Doral Financial or any wholly-owned subsidiary if such wholly-owned subsidiary agrees to be bound by this covenant and Doral Financial agrees to maintain such wholly-owned subsidiary as a wholly-owned subsidiary.

     Notwithstanding the foregoing, any Principal Mortgage Banking Subsidiary may be merged into or consolidated with another mortgage banking institution organized under the laws of the United States, any state thereof, Puerto Rico or the District of Columbia if, after giving effect to such merger or consolidation, Doral Financial or any wholly-owned subsidiary owns at least 80% of the Voting Stock of such other mortgage banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting institution thereafter as a Principal Mortgage Banking Subsidiary and as a Subsidiary for purposes of the loan and guaranty agreement, no event of default, and no event that, after the giving of notice or lapse of time or both, would become an event of default under the loan and guaranty agreement, has occurred and is continuing.

     "Principal Mortgage Banking Subsidiary" means a Subsidiary, including its Subsidiaries, that is principally engaged in the mortgage banking business and meets any of the following conditions:

     - Doral Financial's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

     - Doral Financial's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     - Doral Financial's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 30 percent of such income of Doral Financial and its Subsidiaries consolidated for the most recently completed fiscal year.

     "Principal Mortgage Banking Subsidiary" does not include, however, any Subsidiary that is a bank or savings association unless Doral Financial transfers to such bank or savings association the mortgage banking business conducted by Doral Mortgage Corporation or Doral Financial's HF Mortgage Bankers Division as of the date of this official statement and prospectus.

     "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Doral Financial, and/or one or more Subsidiaries.

     "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened.

INDEMNITY

     Under the loan and guaranty agreement, Doral Properties will also agree to indemnify AFICA against any claims or liabilities arising from the construction and operation of the Center or its participation in the financing of the Center and certain other liabilities, and will agree to pay the fees and expenses of AFICA and the trustee.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an event of default under the loan and guaranty agreement:

          (1) failure to pay the principal of, and premium, if any, on the bonds when the same shall become due and payable or failure to pay interest on the bonds after the same become due and payable;

          (2) failure to make any other payments (excluding payments with respect to the principal of, premium, if any, and interest on the bonds) required under the loan and guaranty agreement if such failure shall continue for a period of 30 days after written notice thereof, unless a written extension is granted by the trustee prior to its expiration;

          (3) failure by Doral Properties or Doral Financial to observe or perform certain other covenants, conditions or agreements under the loan and guaranty agreement, other than a default described in (1) or (2) above, and continuation of such failure for 90 days after written notice thereof, unless a written extension thereof is granted by the trustee prior to its expiration, provided, however, that if such failure may be cured but cannot be corrected within such ninety-day period, it will not constitute an event of default if corrective action is commenced by Doral Properties during such period and diligently pursued until such failure is corrected;

          (4) acceleration of any other indebtedness of Doral Financial or any Significant Subsidiary (as defined below), in each case exceeding $5,000,000 in an aggregate principal amount; and

          (5) certain events of bankruptcy, liquidation or similar proceedings involving Doral Properties or Doral Financial.

     "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

        - Doral Financial's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

        - Doral Financial's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

        - Doral Financial's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Doral Financial and its Subsidiaries consolidated for the most recently completed fiscal year.

     If by reason of "Force Majeure" (as defined in the loan agreement), Doral Properties is unable to perform any of its obligations under (3) above, Doral Properties will not be deemed to be in default during the continuance of such inability, including a reasonable time for the removal of the effect thereof.

     AFICA has no power to waive any default under the loan and guaranty agreement or extend the time for the correction of any default which could become an event of default without the consent of the trustee.

     Upon the occurrence of an event of default, subject to the provisions of the trust agreement, the trustee, as assignee of AFICA's rights, may declare all unpaid amounts payable under the loan and guaranty agreement in respect of the bonds to be immediately due and payable and may take any action at law or equity necessary to enforce any obligation of Doral Properties under the loan and guaranty agreement.

                         SUMMARY OF THE TRUST AGREEMENT

     The following briefly summarizes the material provisions of the trust agreement between AFICA and Citibank, N.A. This summary is not complete. You should read the more detailed provisions of the trust agreement for the provisions that may interest you. A copy of the trust agreement is filed as an exhibit to the registration statement of which this official statement and prospectus is a part.

     Under the trust agreement, AFICA will assign to the trustee for the benefit of the bondholders all of AFICA's right, title and interest in the loan and guaranty agreement, except for certain rights of AFICA under the loan agreement to indemnification, exemption from liability, notices and the payment of costs and expenses, in trust to provide for the payment of the principal of and premium, if any, and interest on the bonds.

CONSTRUCTION FUND

     The proceeds from the sale of the bonds, other than amounts to be used to pay the fee payable to AFICA, the existing land loan and other costs of issuance, will be deposited with the trustee in the construction fund established under the trust agreement. Payments of the costs of the construction of the Center will be made from the construction fund upon requisitions presented to the trustee signed by Doral Properties and, under certain circumstances, AFICA. Any amounts remaining in the construction fund on the earlier of (1) the third anniversary of the date of issuance of the bonds, subject to extension by AFICA, or (2) the receipt by the trustee of a certificate issued by Doral Properties and approved by AFICA to the effect that the moneys in the construction fund will not be used to pay costs of construction of the Center, will be transferred to the bond fund and used to redeem bonds.

BOND FUND

     Doral Properties shall cause to be deposited to the credit of the bond fund:

          (1) all amounts paid pursuant to the loan and guaranty agreement with respect to principal of and interest on the bonds, including payments with respect to optional and mandatory prepayments of the bonds;

          (2) any amount in the construction fund to be transferred to the bond fund in accordance with the provisions of the trust agreement described above under "Construction Fund"; and

          (3) all other moneys received by the trustee pursuant to any of the provisions of the loan and guaranty agreement or otherwise which are permitted or required or are accompanied by directions from Doral Properties or AFICA that such moneys are to be paid into the bond fund.

INVESTMENT OF FUNDS

     Moneys held for the credit of all funds and accounts under the trust agreement shall be invested in "Investment Obligations" in accordance with the instructions of Doral Properties. Any such Investment Obligations shall mature not later than the respective dates when the money held for the credit of such funds or accounts will be required for the purposes intended.

     Investment Obligations are defined as government obligations and obligations of any agency or instrumentality of the United States of America whose obligations are backed by the full faith and credit of the United States of America and,

     (A) the obligations of the

          (1) Federal National Mortgage Association,

          (2) Federal Home Loan Banks,

          (3) Federal Farm Credit System,

          (4) Federal Home Loan Mortgage Corporation,

          (5) Government National Mortgage Association,

          (6) Federal Housing Administration, and

          (7) Farmers Home Administration,

     (B) repurchase agreements with financial institutions that are members of the Federal Reserve System or primary dealers in the United States Treasury market the short-term obligations of which institutions or dealers are rated at least "A-2" by Standard & Poor's or PRIME-2 by Moody's or whose long-term obligations are rated in one of the four highest rating categories by Standard & Poor's or Moody's secured by any combination of the investments or securities referred to in clause (A); provided, that the market value of the margin amount required on the trade/settlement date shall always be a minimum of 102% of the purchase price and not less than 100% of the repurchase price thereafter during the remaining tenure of the agreement, the trustee shall be given a first priority security interest, and such repurchase agreement shall constitute a "repurchase agreement" within the meaning of Section 101 of the United States Bankruptcy Code, as amended,

     (C) debt obligations and commercial paper rated "A-2" or better by Standard & Poor's or Moody's,

     (D) investment agreements in the form of interest bearing time deposits, repurchase agreements or similar arrangements rated, or guaranteed by a letter of credit or guaranty from a financial institution rated, within the four highest rating categories by Standard & Poor's or Moody's in respect of money in the construction fund,

     (E) money market accounts of the trustee or any state or federally chartered bank, banking association, trust company or subsidiary trust company that is rated or whose parent state bank is rated in one of the two highest short-term rating categories or in one of the four highest long-term rating categories by Standard & Poor's or Moody's, and

     (F) any other investment obligations rated by Standard & Poor's or Moody's in one of the four highest rating categories or otherwise approved in writing by Standard & Poor's or Moody's.

     Government obligations are defined as

          (1) direct obligations of, or obligations the timely payment of principal of and interest on which are fully and unconditionally guaranteed by, the United States of America, and

          (2) any certificates or other evidences of ownership interest in obligations or in specified portions thereof, which may consist of specified portions of the principal thereof or the interest thereon, of the character described in clause (1).

EVENTS OF DEFAULT

     Each of the following events is an event of default under the trust agreement:

          (1) Doral Properties or Doral Financial shall fail to pay the principal of and interest on the bonds when the same shall become due and payable;

          (2) the occurrence of certain events of bankruptcy, liquidation, insolvency or similar proceedings involving Doral Properties or Doral Financial; or

          (3) any event of default under the loan and guaranty agreement shall have occurred and such event of default shall not have been remedied or waived.

ACCELERATION OF MATURITIES

     Upon (1) the happening and continuance of an event of default specified in paragraph (2) above, the trustee shall, and upon (2) the happening and continuance of any other event of default specified above, the trustee may, and upon the written request of holders of not less than 25% in aggregate principal amount of bonds then outstanding shall, by notice in writing to AFICA, declare the principal of all the bonds to be due and payable immediately, and upon such declaration the same shall become and be immediately due and payable. If this happens, subject to certain conditions, the trustee may, and upon the written direction of the holders of not less than a majority in aggregate principal amount of the bonds then outstanding shall, by a notice in writing to AFICA and Doral Properties, rescind and annul such declaration and its consequences, but no such rescission or annulment shall extend to or affect any subsequent default or impair any right consequent thereon. The trustee may not, however, rescind and annul an acceleration made pursuant to the written request of the bondholders.

ENFORCEMENT OF REMEDIES

     Upon the happening and continuance of any event of default and the acceleration of the bonds, then and in every such case the trustee may, and upon the written direction of the holders of not less than 25% in aggregate principal amount of the bonds then outstanding under the trust agreement shall, proceed, subject to the provision of indemnification satisfactory to the trustee, to protect and enforce its rights and the rights of the bondholders under applicable laws, under the loan and guaranty agreement and the trust agreement.

     In the enforcement of any remedy under the trust agreement, the trustee in its own name and as trustee of an express trust shall be entitled to sue for, enforce payment of and recover judgment for, any and all amounts then or after any default becoming, and at any time remaining, due from AFICA for principal, premium, if any, interest or otherwise under any of the provisions of the trust agreement or of the bonds and unpaid, with interest on overdue payments of principal, premium, if any, and interest (to the extent permitted by law) at the rate or rates of interest specified in the bonds, together with any and all costs and expenses of collection and of all proceedings, without prejudice to any other right or remedy of the trustee or of the bondholders, and to recover and enforce any judgment or decree against AFICA, but solely as provided in the trust agreement and in the bonds, for any portion of such amounts remaining unpaid and interest, costs and expenses as above provided, and to collect (but solely from moneys in the bond fund and any other moneys available for such purpose), in any manner provided by law, the moneys adjudged or decreed to be payable.

HOLDERS OF MAJORITY IN PRINCIPAL AMOUNT OF BONDS MAY CONTROL PROCEEDINGS

     Subject to the provision of indemnification satisfactory to the trustee, the holders of a majority in aggregate principal amount of the bonds then outstanding shall have the right to direct the time, method and place of conducting all remedial proceedings to be taken by the trustee under the trust agreement or exercising any trust or power conferred upon the trustee, provided that such direction shall not be otherwise than in accordance with law and the provisions of the trust agreement.

RESTRICTIONS UPON ACTION BY INDIVIDUAL BONDHOLDER

     No bondholder will have any right to institute any suit, action or proceeding in equity or at law on any bond or for the execution of any trust under the trust agreement, or for any other remedy under the trust agreement unless: (1) such holder has previously given to the trustee notice of the event of default on account of which such suit, action or proceeding is to be instituted; (2) the holders of not less than 25% of the aggregate principal of bonds then outstanding have requested of the trustee, after the right to exercise such powers or right of action, as the case may be, has accrued, and have afforded the trustee a reasonable opportunity, either to proceed to exercise such powers or to institute such action, suit or proceeding in its or their name; (3) the trustee has been offered reasonable security and indemnity against the costs, expenses and liabilities to be incurred (including, without limitation, indemnification for environmental liability); and (4) the trustee has refused or neglected to comply with such request within a reasonable time. No one or more bondholders will have any right, in any manner, to affect, disturb or prejudice any rights under the trust agreement, or to enforce any right thereunder, except in the manner therein provided. All suits, actions and proceedings at law or in equity must be instituted, had and maintained in the manner provided in the trust agreement and for the benefit of the bondholders. Any individual right of action or other right given to one or more bondholders by law is restricted by the trust agreement to the rights and remedies therein provided.

SUPPLEMENTAL TRUST AGREEMENTS

     The trust agreement may be amended or supplemented without the consent of the bondholders:

          (1) to cure any ambiguity or to make any other provisions with respect to matters or questions arising under the trust agreement which shall not be inconsistent with the provisions of the trust agreement; or

          (2) to grant or confer upon the trustee for the benefit of the bondholders any additional rights, remedies, powers, benefits, authority or security that may lawfully be so granted or conferred; or

          (3) to add to the covenants of AFICA or Doral Properties for the benefit of the bondholders or to surrender any right or power conferred upon AFICA or Doral Properties under the trust agreement; or

          (4) to permit the qualification of the bonds for sale under the securities laws of any of the states of the United States, and to add to the trust agreement or any supplement or amendment thereto such other terms, conditions and provisions as may be required by the Trust Indenture Act of 1939 or any similar federal statute.

     The trust agreement may be amended or supplemented with the consent of the holders of a majority in principal amount of the bonds at the time outstanding. However, without the consent of each bondholder affected, no amendment to the trust agreement may:

          (1) extend the time for the payment of the principal of and premium, if any, or the interest on any bond;

          (2) reduce the principal of any bond or the redemption premium, if any, or the rate of interest thereon;

          (3) create any lien or security interest with respect to the loan and guaranty agreement or the payments thereunder, other than the lien created by the trust agreement;

          (4) give a preference or priority to any bond or bonds over any other bond or bonds; or

          (5) reduce the aggregate principal of the bonds required for consent to such supplement or amendment or any waiver thereunder.

     The trustee is not obligated to execute any proposed supplement or amendment if its rights, obligations and interests would be affected thereby.

     Any amendment or supplement to the trust agreement other than to cure any ambiguity, will not become effective without the consent of Doral Properties and Doral Financial.

AMENDMENTS AND SUPPLEMENTS TO THE LOAN AND GUARANTY AGREEMENT

     The loan and guaranty agreement may be amended or supplemented without the consent of the bondholders:

          (1) to identify more precisely the project being financed; or

          (2) to cure any ambiguity or formal defect or omission therein or in any supplement thereto; or

          (3) to grant to or confer upon AFICA or the trustee for the benefit of the bondholders any additional rights, remedies, powers, benefits, authority or security that may lawfully be granted to or conferred upon AFICA, the trustee or the bondholders; or

          (4) to add to the covenants of Doral Properties or Doral Financial for the benefit of the bondholders or to surrender any right or power therein conferred upon Doral Properties or Doral Financial; or

          (5) in connection with any other change which, in the judgment of the trustee, will not restrict, limit or reduce the obligation of Doral Properties or Doral Financial to make the payments under the loan and guaranty agreement required to pay the principal of and premium, if any, and the interest on the bonds or otherwise impair the security of the bondholders under the trust agreement, provided such action shall not materially adversely affect the interests of the bondholders.

     Other than for the purposes of the above paragraph, the loan and guaranty agreement may be amended or supplemented with the approval of the holders of not less than a majority of the principal of the bonds at the time outstanding. No amendment or supplement to the loan and guaranty agreement will become effective without the consent of the trustee.

DEFEASANCE

     Any bond will be deemed paid and no longer entitled to any security under the trust agreement upon satisfaction of certain conditions and the deposit with the trustee of sufficient funds, or Defeasance Obligations, the principal of and the interest on which, when due, without any reinvestment thereof, will provide moneys which will be sufficient to pay when due the principal of and premium, if any, and interest due and to become due on such bond. If any bond is not to be redeemed or does not mature within 60 days after such deposit, Doral Properties must give irrevocable instructions to the trustee to give notice, in the same manner as notice of redemption, that such deposit has been made. The bonds shall have not been deemed paid unless the trustee shall have received an opinion of counsel experienced in bankruptcy matters to the effect that payment to the bondholders would not constitute a transfer which may be avoided under the provisions of the United States Bankruptcy Code, and an opinion of counsel experienced in tax matters under the Code to the effect that, assuming continued compliance by Doral Properties with the Source of Income Requirements, the deposit of said obligations or moneys would not adversely affect the interest received by the bondholders as income from sources within Puerto Rico.

     "Defeasance Obligations" means noncallable Government Obligations as defined above under "Investment of Funds" and, to the extent from time to time permitted by law,

          (1) obligations issued or guaranteed by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Farm Credit System, Federal Home Loan Banks or Student Loan Marketing Association,

          (2) obligations of state, territory or local government issuers which are rated in the highest rating category by Standard & Poor's or Moody's, provision for the payment of the principal of and interest on which shall have been made by deposit with the trustee or escrow agent of noncallable Government Obligations, the maturing principal of and interest on such Government Obligations, when due and payable, shall provide sufficient money to pay the principal of and redemption premium, if any, and interest on such obligations of state, territory or local government issuers, and

          (3) evidences of ownership of a proportionate interest in obligations specified in clauses (1) and (2) above held by a bank or trust company organized and existing under the laws of the United States of America or any state or territory thereof as custodian.

THE TRUSTEE

     Citibank, N.A., the trustee under the trust agreement, is also a lender under a loan agreement which provides a warehousing loan facility to Doral Financial and Doral Mortgage Corporation. The trustee may have other banking relationships with Doral Financial in the ordinary course of business.

     The Trust Indenture Act imposes certain limitations on the right of the trustee, as a creditor of Doral Financial, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with Doral Financial or its affiliates, provided that if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign.

     In the case an event of default shall occur (and shall not be cured), the trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers.

                                     AFICA

GENERAL

     The Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority ("AFICA") is a body corporate and politic constituting a public corporation and governmental instrumentality of Puerto Rico. The Legislature of Puerto Rico determined that the development and expansion of commerce, industry, and health and educational services within Puerto Rico is essential to the economic growth of Puerto Rico and to attain full employment and preserve the health, welfare, safety and prosperity of all its citizens. The Legislature of Puerto Rico also determined that new methods of financing capital investments were required to promote industry in Puerto Rico and to provide modern and efficient medical facilities for the citizens of Puerto Rico. Accordingly, AFICA was created under Act No. 121 of the Legislature of Puerto Rico, approved June 27, 1977, as amended (the "Act"), for the purpose of promoting the economic development, health, welfare and safety of the citizens of Puerto Rico. AFICA is authorized to borrow money through the issuance of revenue bonds and to loan the proceeds thereof to finance the acquisition, development, construction and equipping of industrial, tourist, educational, medical and environmental pollution control and solid waste disposal facilities. AFICA has no taxing power. AFICA's offices are located at Minillas Government Center, De Diego Avenue, Stop 22, San Juan, Puerto Rico 00940. AFICA's telephone number is (787) 782-4060.

GOVERNING BOARD

     The Act provides that the Governing Board of AFICA shall consist of seven members. The President of Government Development Bank for Puerto Rico ("GDB"), the Executive Director of Puerto Rico Industrial Development Company, the Executive Director of Puerto Rico Aqueduct and Sewer Authority, the President of the Puerto Rico Environmental Quality Board and the Executive Director of the Puerto Rico Tourism Company are each ex officio members of the Governing Board of GDB. The remaining two members of the Governing Board of AFICA are appointed by the Governor of Puerto Rico for terms of four years. As of the date of this official statement and prospectus, the position of the Executive Director of the Aqueduct and Sewer Authority is vacant. The following individuals are the current members of the Governing Board of AFICA:

NAME                    POSITION          TERM                   OCCUPATION
----                   -----------  ----------------  --------------------------------
Lourdes                Chairperson     Indefinite     President, Government
  Rovira-Rizek.......                                 Development Bank for Puerto Rico
Hector                   Member        Indefinite     President, Puerto Rico
  Russe-Martinez.....                                   Environmental Quality Board
Jorge Davila.........    Member        Indefinite     Executive Director, Puerto Rico
                                                        Tourism Company
Xavier Romeu.........    Member        Indefinite     Executive Director, Puerto Rico
                                                        Industrial Development Company
James Thordsen.......    Member      June 27, 2002    President, James Thordsen, Inc.
Jose Salas-Soler.....    Member     October 22, 2001  Attorney-at-Law

     The Act provides that the affirmative vote of four members is sufficient for any action taken by the Governing Board.

     The following individuals are currently officers of AFICA:

     Carlos Colon de Armas, Executive Director of AFICA, is also Executive Vice President of GDB. He was appointed to these positions in February of 1999. Mr. Colon de Armas received a PhD in finance from Purdue University in 1992. Prior to his appointment, he was Deputy Executive Director of the Puerto Rico Highway and Transportation Authority.

     Velmarie Berlingeri, Assistant Executive Director of AFICA, is also a Vice President of GDB. Ms. Berlingeri has been associated with GDB since 1993. She received a Bachelor of Science in Business Administration degree from the University of Puerto Rico in 1982. Prior to her appointment, she worked in the investments area of a major private corporation in Puerto Rico.

     Delfina Betancourt Capo, Secretary and General Counsel of AFICA, is also Senior Vice President and General Counsel of GDB. Ms. Betancourt has been associated with GDB since 1984. She received a law degree from Cornell University in 1982.

OUTSTANDING REVENUE BONDS AND NOTES OF AFICA

     As of April 30, 1999, AFICA had revenue bonds and notes issued and outstanding in the principal of approximately $2.5 billion. All such bond and note issues have been authorized and issued pursuant to trust agreements or resolutions separate from and unrelated to the trust agreement relating to the bonds and are payable from sources other than the payments under the loan agreement.

     Under the Act, AFICA may issue additional bonds and notes from time to time to finance industrial, tourist, educational, medical or pollution control facilities. However, any such bonds and notes would be authorized and issued pursuant to other trust agreements or resolutions separate from and unrelated to the trust agreement relating to the bonds and would be payable from sources other than the payments under the loan agreement.

                  GOVERNMENT DEVELOPMENT BANK FOR PUERTO RICO

     As required by Act No. 272 of the Legislature of Puerto Rico, approved May 15, 1945, as amended, GDB has acted as a financial advisor to AFICA in connection with the issuance and sale of the bonds.

     GDB is a public corporation with varied governmental financial functions. Its principal functions are to act as financial advisor to and fiscal agent for Puerto Rico, its municipalities and its public corporations in connection with the issuance of bonds and notes, to make advances to public corporations and to make loans to private enterprises that will aid in the economic development of Puerto Rico. The Underwriter has been selected by GDB to act from time to time as underwriter of its obligations and the obligations of Puerto Rico, its instrumentalities and public corporations. The Underwriter or its affiliates also participate in other financial transactions with GDB.

                                    TAXATION

     In the opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, under the provisions of the Acts of Congress and the laws of Puerto Rico now in force:

          1. The bonds and the transfer of the bonds, including any gain derived upon the sale of the bonds, are exempt from Puerto Rico income tax pursuant to Article 8(b) of Act No. 121 of the Legislature of Puerto Rico.

          2. Interest on the bonds is:

             (A) excluded from the gross income of the recipient thereof for Puerto Rico income tax purposes pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code of 1994, as amended,

             (B) exempt from Puerto Rico income tax and alternative minimum tax pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code, as amended, Article 8(b) of Act No. 121 of the Legislature of Puerto Rico, and Section 3 of the Puerto Rico Federal Relations Act; and

             (C) exempt from Puerto Rico municipal license tax pursuant to
        Section 9(25) of the Puerto Rico Municipal License Tax Act of 1974, as amended, and Section 3 of the Puerto Rico Federal Relations Act.

          3. The bonds are exempt from Puerto Rico personal property tax pursuant Section 3.11 of the Puerto Rico Municipal Property Tax Act of 1991, as amended, and Section 3 of the Puerto Rico Federal Relations Act.

          4. The bonds are exempt from Puerto Rico (A) gift tax with respect to donors who are residents of Puerto Rico at the time the gift is made and
     (B) estate tax with respect to estates of decedents who are residents of Puerto Rico at the time of death, excluding, in each case, United States citizens who acquired their United States citizenship other than by reason of birth or residence in Puerto Rico.

     In the opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, based upon the provisions of the Internal Revenue Code now in force and assuming that Doral Properties complies with the source of income covenants contained in the loan and guaranty agreement, then:

          1. interest received or accrued, or "original issue discount" within the meaning of the Internal Revenue Code, on the bonds is excludable from gross income for income tax purposes under the Internal Revenue Code if the holder of the bonds is an individual who is a bona fide resident of Puerto Rico during the entire taxable year in which such interest is received or accrued,

          2. interest received or accrued, or "original issue discount", on the bonds is not subject to federal income taxation if the holder of the bonds is a corporation organized under the laws of Puerto Rico or any foreign country and the interest is not effectively connected with the conduct of a trade or business in the United States by the corporation, the corporation is not a foreign personal holding company, a controlled foreign corporation or a passive foreign investment company under the U.S. internal revenue code, and the corporation is not treated as a domestic corporation for the purposes of the U.S. internal revenue code; and

          3. interest on the bonds is not excludable from the gross income of the recipients thereof for federal income tax purposes under Section 103(a) of the Internal Revenue Code.

     United States taxpayers, other than individuals who are bona fide residents of Puerto Rico during the entire taxable year, will be subject to federal income tax on any gain realized upon the sale or exchange of the bonds. Pursuant to Notice 89-40 issued by the United States Internal Revenue Service on March 27, 1989, gain on the sale of the bonds, excluding "original issue discount" accrued under the Internal Revenue Code as of the date of such sale or exchange, by an individual who is a bona fide resident of Puerto Rico during the entire taxable year and that is a resident of Puerto Rico for purposes of Section 865(g)(1) of the Internal Revenue Code will constitute Puerto Rico source income and, therefore, qualify for the exclusion provided in Section 933(l) of the Internal Revenue Code, provided such bonds do not constitute inventory in the hands of such individual.

     The Puerto Rico Internal Revenue code does not provide rules with respect to the treatment of the excess of the amount due at maturity of a bond over its initial offering price ("original issue discount"). Under current administrative practice followed by the Puerto Rico Treasury Department, original issue discount is treated as interest.

     You should be aware that ownership of the bonds may result in having a portion of your interest expense allocable to interest on the bonds disallowed for purposes of computing the regular tax and the alternative minimum tax for Puerto Pico income tax purposes.

     The opinion of Fiddler Gonzalez & Rodriguez, LLP, bond counsel, regarding the tax consequences under the Internal Revenue Code and the Puerto Rico Internal Revenue Code arising from ownership or disposition of the bonds is limited to the above.

                                     RATING

     Doral Financial has applied for ratings on the bonds from Standard & Poor's Ratings Services, Duff & Phelps and Moody's Investors Service, Inc. There is no assurance that any rating given to the bonds will remain in effect for any given period or that it will not be revised downward or withdrawn entirely by Standard & Poor's, Duff & Phelps or Moody's if, in their sole judgment, circumstances so warrant. Any such downward revision or withdrawal of a rating may have an adverse effect on the market prices of the bonds.

     Any rating given to the bonds will reflect only the views of Standard & Poor's, Duff & Phelps and Moody's. An explanation of the significance of any rating may be obtained from Standard & Poor's at 55 Water St., New York, New York 10041; from Duff & Phelps at 55 East Monroe Street, Chicago, Illinois 60608; and from Moody's at 99 Church Street, New York, New York 10007. A rating does not constitute a recommendation to buy, sell or hold the bonds, and each should be evaluated independently of any other rating. There is no assurance that the rating initially assigned to the bonds will not be lowered or withdrawn, which could adversely affect the value of and market the bonds.

     Standard & Poor's, Duff & Phelps and Moody's were provided with materials relating to Doral Properties, Doral Financial, the bonds and other relevant information, and no application has been made to any other rating agency for purposes of obtaining a rating on the bonds. In addition, if requested, Doral Properties and Doral Financial shall deliver to Standard & Poor's, Duff & Phelps and Moody's, from time to time, such documents and other relevant information required for purposes of Standard & Poor's, Duff & Phelps and Moody's restating or reconfirming the rating of the bonds.

                                LEGAL INVESTMENT

     The bonds will be eligible for deposit by banks in Puerto Rico to secure public funds and will be approved investments for insurance companies to qualify them to do business in Puerto Rico as required by law.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions of a certain bond purchase agreement to be entered into among AFICA, Doral Properties, Doral Financial and the underwriters named on the cover page of this official statement and prospectus (the "bond purchase agreement"), AFICA has agreed to sell to the underwriters, and the underwriters have agreed to purchase from AFICA, all of the bonds listed on the inside front cover page of this official statement and prospectus. The underwriters will purchase the bonds at the public offering price thereof less the underwriting discount set forth below:

                                                          AGGREGATE OFFERING                   PROCEEDS TO
                                                             PRICE OF THE      UNDERWRITING       DORAL
                                                                BONDS            DISCOUNT     PROPERTIES(1)
                                                          ------------------   ------------   -------------
Per bond................................................             %                 %               %
          Total.........................................       $                 $               $

---------------

(1) Before deducting expenses of this offering payable by Doral Properties
    estimated at $          .

     Under the terms of the bond purchase agreement, AFICA and Doral Properties are obligated to sell, and the underwriters are obligated to purchase, all of the bonds shown on the inside front cover page of this official statement and prospectus, if any bonds are purchased.

     The bonds are a new issue of securities with no established trading market. The underwriters have advised Doral Properties that they presently intend to make a market as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the bonds and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the bonds.

     The underwriters propose initially to offer the bonds to the public, when, as and if issued by AFICA and accepted by the underwriters, at the initial public offering prices set forth or derived from information shown on the inside front cover page of this official statement and prospectus. The initial offering prices may be changed from time to time by the underwriters. The underwriters may offer and sell the bonds to certain dealers (including dealers depositing bonds into investment trusts) and others at prices lower than the initial public offering prices stated or derived from information shown on the inside front cover page hereof.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the bonds, including stabilizing, syndicate short covering and penalty bid transactions. Such stabilizing, if commenced, may be discontinued at any time.

     The bond purchase agreement will provide that the obligations of the underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are committed to purchase all of the bonds if any are purchased.

     Doral Properties and Doral Financial have agreed to reimburse the underwriters for their out of pocket expenses (including fees of their counsel) in connection with the sale of the bonds. Doral Properties and Doral Financial have also agreed to indemnify the underwriters and AFICA against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

     Doral Securities, Inc., is a wholly-owned subsidiary of Doral Financial and an affiliate of Doral Properties. Accordingly, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, Inc.

     Several of the underwriters have from time to time been customers of, engaged in transactions with, or performed services for, Doral Financial and its subsidiaries in the ordinary course of business. The underwriters may continue to do so in the future. In addition, Popular, Inc., the parent company of Popular Securities, Inc., one of the underwriters, owns all the outstanding shares of Doral Financial's 8% Preferred Stock. The shares of common stock issuable upon conversion of the 8% Preferred Stock together with other shares of common stock owned by Popular, Inc. equal approximately 4.9% of Doral Financial's outstanding common stock.

                         CONTINUING DISCLOSURE COVENANT

     Doral Financial will enter into a continuing disclosure agreement with the trustee wherein Doral Financial will covenant for the benefit of the holders and the beneficial owners of the bonds to file within 120 days after the end of each fiscal year with each nationally recognized municipal securities information repository ("NRMSIR") and with any Puerto Rico state information depository ("SID"), core financial information and operating data for Doral Financial and its consolidated subsidiaries for such fiscal year, including (1) audited financial statements for Doral Financial prepared in accordance with generally accepted accounting principles in effect from time to time, and (2) operating and financial data generally found or incorporated by reference in this official statement and prospectus. Doral Financial expects to provide this core financial information and operating data by filing with each NRMSIR and with any Puerto Rico SID copies of its Annual Report on Form 10-K, its annual Proxy or Information Statement, and any documents incorporated by reference therein, as filed with the SEC.

     Doral Financial will also covenant to file in a timely manner with each NRMSIR or with the Municipal Securities Rulemaking Board ("MSRB"), and with any Puerto Rico SID, notice of any of the following events with respect to the bonds, if material:

          (1) principal and interest payment delinquencies;

          (2) non-payment related defaults;

          (3) unscheduled draws on debt service reserves reflecting financial difficulties;

          (4) unscheduled draws on credit enhancements reflecting financial difficulties;

          (5) substitution of credit or liquidity providers, or their failure to perform;

          (6) adverse tax opinions or events affecting the tax-exempt status of the bonds;

          (7) modifications to rights of bondholders;

          (8) bond calls,

          (9) defeasances;

          (10) release, substitution, or sale of property securing repayment of the bonds; and

          (11) rating changes.

     Doral Financial will also covenant to file in a timely manner with each NRMSIR or with the MSRB, and with any Puerto Rico SID, notice of a failure to provide the required annual financial information on or before the specified period.

     These covenants have been made in order to assist the Underwriters in complying with paragraph (b)(5) of Rule 15c2-12 of the SEC.

     Doral Financial does not undertake to provide the above-described event notice of a scheduled redemption, not otherwise contingent upon the occurrence of an event, if the terms, dates and amounts of redemption are set forth in detail in this official statement and prospectus under "The Bonds -- Mandatory Redemption."

     As of the date of this official statement and prospectus, there was no Puerto Rico SID. The nationally recognized municipal securities information repositories are: Bloomberg Municipal Repository, P.O. Box 840, Princeton, New Jersey 08542-0840-1 Kenny Information Systems, Inc., Attn: Kenny Repository Service, 65 Broadway, New York, New York 10006; Thompson NRMSIR, 395 Hudson Street New York, New York 10004, Attn: Municipal Disclosure; and DPC Data Inc., One Executive Drive, Fort Lee, New Jersey 07024.

     Doral Financial may from time to time choose to provide notice of the occurrence of certain other events in addition to those listed above if, in its judgment, such other events are material with respect to the bonds, but Doral Financial does not undertake to provide any such notice of the occurrence of any material event except those events listed above.

     No bondholder may institute any suit, action or proceeding at law or in equity ("Proceeding") for the enforcement of the foregoing covenants or for any remedy for breach thereof, unless such bondholder shall have filed with Doral Financial written notice of any request to cure such breach, and Doral Financial shall have refused to comply within a reasonable time. All Proceedings shall be instituted only as specified in such Continuing Disclosure Agreement in any federal or Puerto Rico court located in the Municipality of San Juan, and for the equal benefit of all bondholders of the outstanding bonds benefitted by the same or a substantially similar covenant, and no remedy shall be sought or granted other than specific performance by Doral Financial of the covenant at issue. Notwithstanding the foregoing, no challenge to the adequacy of the information provided in accordance with the filings mentioned above may be prosecuted by any bondholder except in compliance with the remedial and enforcement provisions contained in the trust agreement. See "Summary of the Trust Agreement -- Enforcement of Remedies."

     The above covenants may only be amended or waived if:

          (1) the amendment or waiver is made in connection with a change in circumstances that arises from a change in legal requirements, change in law, or change in the identity, nature or status of Doral Properties and Doral Financial, the covenants, as amended, or the provision as waived, would have complied with the requirements of the Rule at the time of award of the bonds, after taking into account any amendments or change in circumstance as evidenced by the receipt of an opinion of counsel experienced in federal securities laws acceptable to the trustee and Doral Financial; and the amendment or waiver does not materially impair the interests of the bondholders, as determined by the trustee or by counsel experienced in federal securities laws acceptable to the trustee and Doral Financial; and

          (2) the annual financial information containing, if applicable, the amended operating data or financial information will explain, in narrative form, the reasons for the amendment or waiver and the impact of the change in the type of operating data or financial information being provided.

                      WHERE YOU CAN FIND MORE INFORMATION

     Doral Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. Doral Financial has also filed with the SEC a registration statement on Form S-3, to register the securities being offered by this official statement and prospectus. This official statement and prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Doral Financial and the securities offered in this official statement and prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document filed by Doral Financial with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Doral Financial files its SEC materials electronically with the SEC, so you can also review Doral Financial's filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     The SEC allows Doral Financial to "incorporate by reference" the information it files with them, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this official statement and prospectus. Information that Doral Financial files later with the SEC will automatically update and supersede information in this official statement and prospectus. In all cases, you should rely on the later information over different information included in this official statement and prospectus. Doral Financial has previously filed the following documents with the SEC and is incorporating them by reference into this official statement and prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     - Current Reports on Form 8-K, dated January 12, 1999, February 22, 1999, April 8, 1999, May 14, 1999 and July 7, 1999

     Doral Financial also incorporates by reference, from the date of the initial filing of the registration statement, all documents filed by it with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this official statement and prospectus and until Doral Financial sells all of the securities being offered by this official statement and prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning Doral Financial at the following address:

         Doral Financial Corporation
         Attn.: Mario S. Levis, Executive
                Vice President & Treasurer
         1159 Franklin D. Roosevelt Avenue
         San Juan, Puerto Rico 00920
         (787) 749-7108

                                 LEGAL MATTERS

     Legal matters incident to the authorization, issuance and sale of the bonds are subject to the unqualified approving opinion of Fiddler Gonzalez & Rodriguez, LLP, San Juan, Puerto Rico, Bond Counsel. Certain legal matters will be passed upon for Doral Properties and Doral Financial by Pietrantoni Mendez & Alvarez LLP, San Juan, Puerto Rico, and for the Underwriter by O'Neill & Borges, San Juan, Puerto Rico. As of the date of this official statement and prospectus, attorneys working in Pietrantoni Mendez & Alvarez LLP owned, in the aggregate, approximately 3,468 shares of common stock of Doral Financial.

                                    EXPERTS

     The financial statements of Doral Financial as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this official statement and prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                          PUERTO RICO INDUSTRIAL, TOURIST,
                                          EDUCATIONAL, MEDICAL AND
                                          ENVIRONMENTAL CONTROL
                                          FACILITIES FINANCING AUTHORITY

                                          By:
                                          --------------------------------------
                                                    Executive Director

APPROVED:

DORAL PROPERTIES, INC.

By:
----------------------------------------------------

                                   APPENDIX A
                   [PROPOSED FORM OF OPINION OF BOND COUNSEL]

                                           , 1999

Puerto Rico Industrial, Tourist, Educational,
Medical and Environmental Control Facilities
Financing Authority
San Juan, Puerto Rico

Gentlemen:

     We have examined Act No. 121 of the Legislature of Puerto Rico, approved June 27, 1977, as amended (the "Act"), creating Puerto Rico Industrial, Medical, Educational and Environmental Pollution Control Facilities Financing Authority (the "Authority"), a body corporate and politic constituting a public corporation and governmental instrumentality of Puerto Rico ("Puerto Rico").

     We have also examined certified copies of the resolution of the Board of Directors of the Authority authorizing the execution and delivery of the Trust Agreement and the Loan Agreement hereinafter referred to, and certified copies of the proceedings and other proofs submitted relative to the authorization, issuance, and sale of the following bonds (the "Bonds"):

                                  $
             PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL
                           AND ENVIRONMENTAL CONTROL
                         FACILITIES FINANCING AUTHORITY
                    INDUSTRIAL REVENUE BONDS, 1999 SERIES A
                  (DORAL FINANCIAL CORPORATION CENTER PROJECT)

     The Bonds are issued under and pursuant to a Deed of Trust Agreement (the "Trust Agreement"), dated the date hereof, by and between the Authority and
                    , San Juan, Puerto Rico, Trustee (the "Trustee").

     The proceeds of the sale of the Bonds are to be used for the purpose of financing in part the development, construction, and equipping of a commercial office building with an adjacent parking structure to be known as the Doral Financial Corporation Center the ("Project") to be located in the Municipality of San Juan, Puerto Rico.

     The Authority has entered into a Loan and Guaranty Agreement, dated the date hereof (the "Loan Agreement"), with Doral Properties, Inc. (the "Borrower") and Doral Financial Corporation (the "Guarantor") providing for the loan of the proceeds of the sale of the Bonds to the Borrower and for repayment by the Borrower of the loan in amounts sufficient to pay the principal of and interest on the Bonds as the same will become due and payable. The Loan Agreement provides that the loan repayments will be paid directly to the Trustee and will be deposited to the credit of a special fund created by the Trust Agreement and designated "Industrial Revenue Bonds 1999 Series A (Doral Financial Corporation Center Project) Bond Fund" (the "Bond Fund"), which special fund is charged with the payment of the principal of, premium, if any, and interest on the Bonds. The obligations of the Borrower under the Loan Agreement are guaranteed by the Guarantor. The Loan Agreement, except for certain rights of the Authority, and the repayments thereunder, has been assigned to the Trustee.

     The Bonds are subject to redemption as provided in the Trust Agreement.

     As to any questions of fact material to our opinion, we have relied upon representations of the Authority, the Borrower, and the Guarantor contained in the Trust Agreement and the Loan Agreement, the certified proceedings and other certifications by officials of the Authority, the Borrower, and the Guarantor without undertaking to verify the same by independent investigation. For the purposes of this opinion we assume that the Borrower and the Guarantor will comply with all provisions of the Loan Agreement, particularly those dealings with the source of income and that the proceeds of the Bonds will be used in accordance with the provisions of the Trust Agreement.

     We have also examined one of the Bonds as executed and authenticated.

     All capitalized words and terms used in this opinion letter and not otherwise defined herein will have the meanings ascribed to them in the Trust Agreement.

     From such examination, we are of the opinion that:

          1. The Act is valid.

          2. The proceedings of the Board of Directors of the Authority required in connection with the authorization, issuance and sale of the Bonds and the authorization, execution, and delivery of the Loan Agreement and the Trust Agreement have been validly and legally taken.

          3. The Trust Agreement and the Loan Agreement have been duly authorized, executed and delivered by the Authority and assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid, binding and enforceable obligations of the Authority in accordance with their terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally, and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4. The Bonds have been duly authorized by the Authority and constitute legal, valid, and binding obligations of the Authority, payable solely from the Bond Fund and entitled to the benefit of the Trust Agreement.

          5. All right, title and interest of the Authority in and to the Loan Agreement (except certain rights of the Authority including its rights to payment of expenses indemnity) have been validly assigned to the Trustee.

          6. The Bonds do not constitute an indebtedness of either Puerto Rico or any of its political subdivisions, other than the Authority, and neither Puerto Rico nor any of such political subdivisions, other than the Authority, will be liable thereon.

          7. The Bonds, and the transfer of the Bonds, including any gain derived upon the sale of the Bonds, are exempt from Puerto Rico income tax pursuant to Article 8(b) of the Act.

          8. Interest on the Bonds is (i) excluded from the gross income of the recipient thereof for Puerto Rico income tax purposes pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR-Code"); (ii) exempt from Puerto Rico income tax and alternative minimum tax pursuant to Section 1022(b)(4)(B) of the PR-Code, Article 8(b) of the Act, and Section 3 of the Puerto Rican Federal Relations Act (the "PRFRA"); and (iii) exempt from Puerto Rico municipal license tax pursuant to Section 9(25) of the Puerto Rico Municipal License Tax Act of 1974, as amended, and Section 3 of the PRFRA.

          9. The Bonds are exempt from Puerto Rico personal property tax pursuant to Section 3.11 of the Puerto Rico Municipal Property Tax Act of 1991, as amended, and Section 3 of the PRFRA.

          10. The Bonds are exempt from Puerto Rico (i) gift tax with respect to donors who are residents of Puerto Rico at the time the gift is made and
     (ii) estate tax with respect to estates of decedents who are residents of Puerto Rico at the time of death, excluding in each case United States citizens who acquired their United States citizenship other than by reason of birth or residence in Puerto Rico.

          11. Assuming that the Borrower complies with the source of income representations, warranties and covenants contained in the Loan Agreement, then:

             (A) Interest received or accrued, or "original issue discount" (within the meaning of the Code; "OID"), on the Bonds is excludable from gross income pursuant to Section 933(1) of the Code if the holder of the Bonds is an individual who is a bona fide resident of Puerto Rico during the entire taxable year in which the interest is received or accrued.

             (B) Interest received or accrued, or OID, on the Bonds is not subject to United States federal income tax if the holder of the Bonds is a corporation organized under the laws of Puerto Rico or any foreign country and such interest is not effectively connected with the conduct of a trade or business in the United States by such corporation, such corporation is not a foreign personal holding company, a controlled foreign corporation or a passive foreign investment company under the Code, and such corporation is not treated as a domestic corporation for the purposes of the Code.

          12. Interest on the Bonds is not excluded from the gross income of the recipient thereof for United States federal income tax purposes under
     Section 103(a) of the Code.

     United States taxpayers, other than individuals who are bona fide residents of Puerto Rico during the entire taxable year, will be subject to United States federal income tax on gain realized upon the sale or exchange of the Bonds. Pursuant to Notice 89-40, 1989-1 CB 681, gain on the sale of the Bonds (not including original issue discount accruing under the Code as of the date of such sale or exchange) by an individual who is a bona fide resident of Puerto Rico for purposes of Section 865(g)(1) of the Code will constitute income from sources within Puerto Rico and will qualify for the exclusion provided in
Section 933(1) of the Code, provided that the Bonds do not constitute inventory property in such individual's hands.

     The PR Code does not provide rules with respect to the treatment of the excess of the amount due at maturity of a bond over its initial offering price ("original issue discount"). Under current administrative practice followed by the Puerto Rico Treasury Department, original issue discount is treated as interest.

     Ownership of the Bonds may result in having a portion of the interest expense allocable to interest or original issue discount on the Bonds disallowed for purposes of computing the regular tax and the alternative minimum tax for Puerto Rico income tax purposes.

     This opinion is limited to the above, and we express no other opinion regarding Puerto Rico or United States tax consequences arising from ownership or disposition of the Bonds.

     This letter is furnished by us solely for the benefit of the Authority and the holders from time to time of the Bonds and may not be relied upon by any other person.

     We hereby consent to the inclusion of this opinion as Appendix A to the official statement and prospectus included in the registration statement. We further consent to the reference made to us under the captions "Summary -- Tax Consequences," "Taxation" and "Legal Matters" in the official statement and prospectus.

                                          Respectfully submitted,

                                          [To be signed
                                          "Fiddler Gonzalez & Rodriguez, L.L.P"]

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFICIAL STATEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AFICA, DORAL FINANCIAL, DORAL PROPERTIES OR THE UNDERWRITER OF THE BONDS. THIS OFFICIAL STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE BONDS OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFICIAL STATEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AFICA, DORAL FINANCIAL OR DORAL PROPERTIES SINCE THE DATE HEREOF OR THAT THE OTHER INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
SUMMARY...................................     1
RISK FACTORS..............................     5
FORWARD-LOOKING STATEMENTS................     7
RECENT DEVELOPMENTS.......................     7
DORAL PROPERTIES..........................     7
DORAL FINANCIAL...........................     8
USE OF PROCEEDS...........................     9
CAPITALIZATION............................    10
SELECTED FINANCIAL DATA...................    11
DESCRIPTION OF THE BONDS..................    14
SUMMARY OF THE LOAN AND GUARANTY
  AGREEMENT...............................    19
SUMMARY OF THE TRUST AGREEMENT............    25
AFICA.....................................    30
GOVERNMENT DEVELOPMENT BANK FOR PUERTO
  RICO....................................    31
TAXATION..................................    31
RATING....................................    33
LEGAL INVESTMENT..........................    33
PLAN OF DISTRIBUTION......................    33
CONTINUING DISCLOSURE COVENANT............    34
WHERE YOU CAN FIND MORE INFORMATION.......    36
LEGAL MATTERS.............................    37
EXPERTS...................................    37
APPENDIX A: PROPOSED FORM OF OPINION OF
  BOND COUNSEL............................   A-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $44,425,000*

                                     AFICA
                            INDUSTRIAL REVENUE BONDS
                                 1999 SERIES A

                          (DORAL FINANCIAL CORPORATION
                                CENTER PROJECT)
                          ---------------------------

                               OFFICIAL STATEMENT
                                 AND PROSPECTUS
                          ---------------------------
                               POPULAR SECURITIES

                            PAINEWEBBER INCORPORATED
                                 OF PUERTO RICO

                                DORAL SECURITIES

                              SANTANDER SECURITIES
---------------
* Preliminary. Subject to change.
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the offering all of which will be borne by the Registrant are as follows (all amounts are estimates except for the SEC Registration fee):

SEC registration fee........................................  $ 12,350
NASD fee....................................................     4,943
AFICA fee...................................................   222,125
Printing expenses...........................................    25,000
Legal fees and expenses.....................................   215,000
Accounting fees and expenses................................    25,000
Trustee fees and expenses...................................    15,000
Rating Agency fees..........................................    50,000
Miscellaneous expenses......................................    46,460
                                                              --------
          Total.............................................  $615,878
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Doral Financial Corporation and Doral Properties, Inc. are Puerto Rico corporations.

          (i) Article 1.02(b)(6) of the Puerto Rico General Corporation Act (the "PR GCA") provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of Doral Financial's Restated Certificate of Incorporation and Doral Properties' Certificate of Incorporation contains such a provision.

          (ii) Article 4.08 of the PR GCA authorizes Puerto Rico corporations to indemnify their officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which they are or may be made parties by reason of being directors or officers. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. The Restated Certificate of Incorporation of Doral Financial and the Certificate of Incorporation of Doral Properties provide that they shall indemnify their respective directors, officers and employees to the fullest extent permitted by law. Doral Financial also maintains directors' and officers' liability insurance on behalf of its directors and officers.

     (b) Section 1 of Article IX of Doral Financial's By-laws (the "By-laws") provides that Doral Financial shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Doral Financial) by reason of the fact that he is or was a director, officer, employee or agent of Doral Financial or is or was serving at the request of Doral Financial as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Doral Financial, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 2 of Article IX of the By-laws provides that Doral Financial shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Doral Financial to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Doral Financial unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 3 of Article IX of the By-laws provides that to the extent a director or officer of Doral Financial has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 5 of Article IX of the By-laws provides that Doral Financial shall pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Doral Financial must make such advanced payments if it receives an undertaking by or on behalf of any person covered by Section 1 of Article IX of the By-laws to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by Doral Financial as authorized in Article IX of the By-laws.

     Sections 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Doral Financial may purchase and maintain insurance on behalf of a director or officer of Doral Financial against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not Doral Financial would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.

     (c) Doral Properties' By-laws contain provisions that are identical in all respects to those provisions of Doral Financial's By-laws described in (b) above.

ITEM 16.  LIST OF EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
  1.1*     --  Bond Purchase Agreement among Doral Properties, Inc., Doral
               Financial Corporation, Popular Securities, Inc., PaineWebber
               Incorporated of Puerto Rico, Doral Securities, Inc.,
               Santander Securities Corporation of Puerto Rico and Puerto
               Rico Industrial, Tourist, Educational, Medical and
               Environmental Control Facilities Financing Authority
               ("AFICA")
  4.1**    --  Loan and Guaranty Agreement among AFICA, Doral Properties,
               Inc. and Doral Financial Corporation.
  4.2**    --  Trust Agreement between AFICA and Citibank, N.A.
  4.3**    --  Serial Bond (included in Exhibit 4.2 hereof).
  4.4**    --  Term Bond (included in Exhibit 4.2 hereof).
  4.5**    --  Continuing Disclosure Agreement
  5**      --  Opinion of Pietrantoni Mendez & Alvarez LLP regarding
               legality of securities being registered.
  8**      --  Opinion of Fiddler Gonzalez & Rodriguez, LLP with respect to certain tax matters.

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
 12*       --  Statement of Computation of Ratios of Earnings to Fixed
               Charges.
 23.1**    --  Consent of Pietrantoni Mendez & Alvarez, LLP (included in
               Exhibit 5).
 23.2**    --  Consent of Fiddler Gonzalez & Rodriguez, LLP (included in
               Exhibit 8).
 23.3*     --  Consent of PricewaterhouseCoopers LLP.
 24*       --  Powers of Attorney (included at pages II-4 and II-6).
 25**      --  Statement of Eligibility of Trustee on Form T-1.

---------------

 * Filed herewith.
** To be filed by a pre-effective amendment to this Registration Statement.

ITEM 17.  UNDERTAKINGS

     The undersigned Co-registrants hereby undertake that for purposes of determining any liability under the Act, each filing of Doral Financial Corporation's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Co-registrants pursuant to the foregoing provisions in Item 15, or otherwise, the Co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Co-registrants of expenses incurred or paid by a director, officer or controlling person of the Co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Co-registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Co-registrants hereby undertake that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by any Co-registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico, on the 23rd day of July, 1999.

                                          DORAL FINANCIAL CORPORATION

                                          By:       /s/ SALOMON LEVIS
                                            ------------------------------------
                                                       Salomon Levis
                                              Chairman of the Board and Chief
                                                      Executive Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Salomon Levis and Richard F. Bonini and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                  /s/ SALOMON LEVIS                    Chairman of the Board and          July 23, 1999
-----------------------------------------------------    Chief Executive Officer
                    Salomon Levis

                /s/ RICHARD F. BONINI                  Senior Executive Vice President,   July 23, 1999
-----------------------------------------------------    Chief Financial Officer and
                  Richard F. Bonini                      Director

                /s/ RICARDO MELENDEZ                   Vice President and Chief           July 23, 1999
-----------------------------------------------------    Accounting Officer
                  Ricardo Melendez

                 /s/ A. BREAN MURRAY                               Director               July 23, 1999
-----------------------------------------------------
                   A. Brean Murray

              /s/ EDGAR M. CULLMAN, JR.                            Director               July 23, 1999
-----------------------------------------------------
                Edgar M. Cullman, Jr.

                                                                   Director               July 23, 1999
-----------------------------------------------------
                    John L. Ernst

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ EFRAIM M. KIER                                Director               July 23, 1999
-----------------------------------------------------
                   Efraim M. Kier

                   /s/ ZOILA LEVIS                                 Director               July 23, 1999
-----------------------------------------------------
                     Zoila Levis

               /s/ VICTOR M. PONS, JR.                             Director               July 23, 1999
-----------------------------------------------------
                 Victor M. Pons, Jr.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico, on the 23rd day of July, 1999.

                                          DORAL PROPERTIES, INC.

                                          By:       /s/ SALOMON LEVIS
                                            ------------------------------------
                                                       Salomon Levis
                                              Chairman of the Board and Chief
                                                      Executive Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Salomon Levis, Zoila Levis and Mario S. Levis and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                  /s/ SALOMON LEVIS                    Chairman of the Board and          July 23, 1999
-----------------------------------------------------    Chief Executive Officer
                    Salomon Levis

                   /s/ ZOILA LEVIS                     President and Director             July 23, 1999
-----------------------------------------------------
                     Zoila Levis

                 /s/ MARIO S. LEVIS                    Executive Vice President,          July 23, 1999
-----------------------------------------------------    Treasurer
                   Mario S. Levis                        (Principal Financial Officer)
                                                         and Director

                /s/ RICARDO MELENDEZ                   Vice President and                 July 23, 1999
-----------------------------------------------------    Controller
                  Ricardo Melendez

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENTS
-------                          ------------------------
  1.1*     --  Bond Purchase Agreement among Doral Properties, Inc., Doral
               Financial Corporation, Popular Securities, Inc., PaineWebber
               Incorporated of Puerto Rico, Doral Securities, Inc.,
               Santander Securities Corporation of Puerto Rico and Puerto
               Rico Industrial, Tourist, Educational, Medical and
               Environmental Control Facilities Financing Authority
               ("AFICA")
  4.1**    --  Loan and Guaranty Agreement among AFICA, Doral Properties,
               Inc. and Doral Financial Corporation.
  4.2**    --  Trust Agreement between AFICA and Citibank, N.A.
  4.3**    --  Serial Bond (included in Exhibit 4.2 hereof).
  4.4**    --  Term Bond (included in Exhibit 4.2 hereof).
  4.5**    --  Continuing Disclosure Agreement
  5**      --  Opinion of Pietrantoni Mendez & Alvarez LLP regarding
               legality of securities being registered.
  8**      --  Opinion of Fiddler Gonzalez & Rodriguez, LLP with respect to certain tax matters.
 12*       --  Statement of Computation of Ratios of Earnings to Fixed
               Charges.
 23.1**    --  Consent of Pietrantoni Mendez & Alvarez, LLP (included in
               Exhibit 5).
 23.2**    --  Consent of Fiddler Gonzalez & Rodriguez, LLP (included in
               Exhibit 8).
 23.3*     --  Consent of PricewaterhouseCoopers LLP.
 24*       --  Powers of Attorney (included at pages II-4 and II-6).
 25**      --  Statement of Eligibility of Trustee on Form T-1.

---------------

 * Filed herewith.
** To be filed by a pre-effective amendment to this Registration Statement.